Exhibit 10.2

EXCHANGE RIGHTS AGREEMENT

BY AND AMONG

BIOSIG TECHNOLOGIES, INC.

BST SUB ULC

1540875 B.C. LTD.

AND

1540873 B.C. LTD.

DATED AS OF [__], 2025

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		5
1.1	Definitions	5
1.2	Interpretation Not Affected by Headings	8
1.3	Number, Gender, etc.	8
1.4	Date for any Action	8
1.5	Currency	8
1.6	Statutes	8
1.7	Exhibits	9
ARTICLE 2		9
TRUST		9
2.1	Establishment of Trust	9
ARTICLE 3 EXERCISE OF VOTING RIGHTS		9
3.1	Delivery of US Parent Trust Stock	9
3.2	Voting Rights	9
3.3	Number of Votes	10
3.4	Mailings to Stockholders	10
3.5	Copies of Stockholder Information	12
3.6	Other Materials	12
3.7	List of Persons Entitled to Vote	13
3.8	Entitlement to Direct Votes	13
3.9	Voting by Trustee and Attendance of Trustee Representative at Meeting	13
3.10	Distribution of Written Materials	14
3.11	Termination of Exchangeable Shareholder Voting Rights	14
3.12	Disclosure of Interest in Exchangeable Shares	15
ARTICLE 4 EXCHANGE AND AUTOMATIC EXCHANGE		15
4.1	Grant and Ownership of the Exchange Right and Automatic Exchange Right	15
4.2	Legended Exchangeable Share Certificate	16
4.3	General Exercise of Exchange Right	16
4.4	Purchase Price	16
4.5	Exercise Instructions	17
4.6	Delivery of US Parent Stock; Effect of Exercise	18
4.7	Exercise of Exchange Right Subsequent to Retraction	18
4.8	Stamp or Other Transfer Taxes	19
4.9	Notice of Insolvency Event	19
4.10	U.S. Securities Law Compliance and Listing of US Parent Stock	19

4.11	US Parent Stock	20
4.12	Automatic Exchange on Liquidation of US Parent	20
4.13	Withholding Rights	21
4.14	No Fractional Shares	23
ARTICLE 5 DELIVERY OF US PARENT STOCK		23
5.1	No Obligations until Approval of Parent Stockholder Matters.	23
5.2	Retraction of Exchangeable Shares	23
5.3	Redemption of Exchangeable Shares	23
5.4	Liquidation of ExchangeCo	23
5.5	Change of Law Call Right	24
ARTICLE 6 CONCERNING THE TRUSTEE		24
6.1	Powers and Duties of the Trustee	24
6.2	No Conflict of Interest	25
6.3	Dealings with Transfer Agents, Registrars, etc.	25
6.4	Books and Records	26
6.5	Income Tax Returns and Reports	26
6.6	Indemnification Prior to Certain Actions by Trustee	26
6.7	Action of Exchangeable Shareholders	26
6.8	Reliance Upon Declarations	27
6.9	Evidence and Authority to Trustee	27
6.10	Experts, Advisers and Agents	28
6.11	Investment of Moneys Held by Trustee	28
6.12	Trustee Not Required to Give Security	29
6.13	Trustee Not Bound to Act on Request	29
6.14	Authority to Carry on Business	29
6.15	Conflicting Claims	29
6.16	Acceptance of Trustee	30
6.17	Third Party Interests	30
6.18	Privacy	30
ARTICLE 7 COMPENSATION		31
7.1	Fees and Expenses of the Trustee	31
ARTICLE 8 INDEMNIFICATION AND LIMITATION OF LIABILITY		31
8.1	Indemnification of the Trustee	31
8.2	Limitation of Liability	32
8.3	Force Majeure	32

ARTICLE 9 CHANGE OF TRUSTEE		32
9.1	Resignation	32
9.2	Removal	33
9.3	Successor Trustee	33
9.4	Notice of Successor Trustee	33
ARTICLE 10 PARENT SUCCESSORS		33
10.1	Certain Requirements in Respect of Combination, etc.	33
10.2	Vesting of Powers in Successor	34
10.3	Wholly-Owned Subsidiaries	34
10.4	Successor Transactions	34
ARTICLE 11 AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS		35
11.1	Amendments, Modifications, etc.	35
11.2	Ministerial Amendments	35
11.3	Meeting to Consider Amendments	36
11.4	Changes in Capital of US Parent and ExchangeCo	36
11.5	Execution of Supplemental Trustee Agreements	36
ARTICLE 12 TERMINATION		37
12.1	Term	37
12.2	Survival of Agreement	37
ARTICLE 13 GENERAL		37
13.1	Severability	37
13.2	Enurement	37
13.3	Notices to Parties	37
13.4	Notice to Exchangeable Shareholders	38
13.5	Counterparts	39
13.6	Jurisdiction	39
13.7	Attornment	39
13.8	Communication Methods	39
13.9	Restriction on Obligation to Issue US Parent Stock Until Approval of Parent Stockholder Matters	39

EXHIBITS

Exhibit A - Exchangeable Share Provisions

EXCHANGE RIGHTS AGREEMENT

THIS EXCHANGE RIGHTS AGREEMENT (the “Agreement”) made as of [__], 2025 among BioSig Technologies, Inc., a corporation existing under the laws of the State of Delaware (“US Parent”), 1540875 B.C. Ltd., a company existing under the laws of the Province of British Columbia (“CallCo”), BST SUB ULC, an unlimited liability company existing under the laws of the Province of British Columbia (“ExchangeCo”), and 1540873 B.C. Ltd. (the “Trustee”), as trustee of the trust formed pursuant to this Agreement (the “Trust”).

RECITALS

A.	Pursuant to that certain Share Purchase Agreement (the “Definitive Agreement”) dated May 23, 2025, among US Parent, CallCo, ExchangeCo, Trustee, as trustee of the Trust, Streamex Exchange Corporation, and the shareholders of Streamex Exchange Corporation, as amended, supplemented or otherwise modified from time to time in accordance with its terms, ExchangeCo will issue exchangeable shares (the “Exchangeable Shares”) to certain shareholders of Streamex Exchange Corporation.

B.	Pursuant to the Definitive Agreement, the parties have agreed to enter into this Agreement.

IN CONSIDERATION of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in the Articles of ExchangeCo, as they may be amended from time to time, a copy of which is attached as Exhibit A (the “Exchangeable Share Provisions”), and the following terms shall have the following meanings:

(a)	“1933 Act” has the meaning ascribed thereto in Section 4.10;

(b)	“Affected Person” has the meaning ascribed thereto in Section 4.13(1);

(c)	“affiliate” means, with respect to any person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(d)	“Agreement” has the meaning ascribed thereto in the introductory paragraph;

(e)	“Automatic Exchange Right” has the meaning ascribed thereto in Section 4.12(3);

(f)	“Broker” has the meaning ascribed thereto in Section 4.13(3);

(g)	“Business Day” means a day on which banks are generally open for the transaction of commercial business in Vancouver, British Columbia, but does not in any event include a Saturday or Sunday or statutory holiday in Vancouver, British Columbia;

(h)	“CallCo” has the meaning ascribed thereto in the introductory paragraph;

(i)	“Electronic Methods” has the meaning ascribed thereto in Section 13.8;

(j)	“Exchangeable Share Certificate” means (i) a share certificate representing Exchangeable Shares, (ii) a notice of uncertificated shares representing a shareholder’s right to obtain a share certificate representing Exchangeable Shares, or (iii) a direct registration system advice (or similar document) evidencing the electronic registration of the ownership of Exchangeable Shares, as applicable;

(k)	“Exchangeable Share List” has the meaning ascribed thereto in Section 3.7;

(l)	“Exchangeable Share Provisions” has the meaning ascribed thereto in Section 1.1;

(m)	“Exchangeable Shareholder Votes” means the number of votes equal to the number of shares of Underlying Exchangeable US Parent Stock;

(n)	“Exchangeable Shareholders” means the registered holders from time to time of Exchangeable Shares, other than US Parent, CallCo, ExchangeCo and their affiliates;

(o)	“Exchangeable Shares” means the Exchangeable Shares of ExchangeCo, and “Exchangeable Share” means any one of them;

(p)	“Exchange Right” has the meaning ascribed thereto in Section 4.1;

(q)	“Exchange Right Request” has the meaning ascribed thereto in Section 4.5(1)(a);

(r)	“ExchangeCo” has the meaning ascribed thereto in the introductory paragraph;

(s)	“Governmental Entity” means any United States, Canadian, international or other (i) federal, state, provincial, local, municipal or other government entity, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private);

(t)	“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

(u)	“Insolvency Event” means (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, (ii) the filing by ExchangeCo of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to the Exchangeable Share Provisions specified in a Retraction Request delivered to ExchangeCo in accordance with the Exchangeable Share Provisions;

(v)	“Liquidation Event” has the meaning ascribed thereto in Section 4.12(1);

(w)	“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 4.12(4);

(x)	“Officer’s Certificate” means, with respect to US Parent, CallCo or ExchangeCo, a certificate signed by any one of the respective directors or officers of US Parent, CallCo or ExchangeCo;

(y)	“Other Corporation” has the meaning ascribed thereto in Section 10.4(c);

(z)	“Other Shares” has the meaning ascribed thereto in Section 10.4(c);

(aa)	“Other Withholding Agent” has the meaning ascribed thereto in Section 4.13(1);

(bb)	“person” includes an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, trustee, executor, administrator, legal representative, government or any other entity, whether or not a legal entity, as the context requires;

(cc)	“Privacy Laws” has the meaning ascribed thereto in Section 6.18;

(dd)	“Registration Statement” has the meaning ascribed thereto in Section 4.10;

(ee)	“Retracted Shares” has the meaning ascribed thereto in Section 4.7;

(ff)	“Shares to be Exchanged” has the meaning ascribed thereto in Section 4.5(1)(a)(i);

(gg)	“Support Agreement” means the exchangeable share support agreement dated the date hereof between US Parent, CallCo and ExchangeCo;

(hh)	“Transfer Office” means the registered and records office of ExchangeCo, and if the Board of Directors of ExchangeCo has appointed a registrar and transfer agent for the Exchangeable Shares, any office of such transfer agent as may be specified by ExchangeCo by notice to the holders of the Exchangeable Shares.

(ii)	“Trust” means the trust formed pursuant to this Agreement;

(jj)	“Trust Estate” means the US Parent Stock, any other securities, the Exchange Right, the Automatic Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

(kk)	“Trustee” has the meaning ascribed thereto in the introductory paragraph;

(ll)	“Underlying Exchangeable US Parent Stock” means the aggregate number of shares of US Parent Stock issuable to the Exchangeable Shareholders upon the exchange of all Exchangeable Shares exchangeable into US Parent Stock in accordance with the Exchangeable Share Provisions;

(mm)	“US Parent” has the meaning ascribed thereto in the introductory paragraph;

(nn)	“US Parent Consent” has the meaning ascribed thereto in Section 3.3;

(oo)	“US Parent Meeting” has the meaning ascribed thereto in Section 3.3;

(pp)	“US Parent Stock” means the common stock in the capital of US Parent;

(qq)	“US Parent Successor” has the meaning ascribed thereto in Section 10.1;

(rr)	“US Parent Trust Stock” means the Special Voting Preferred Stock of US Parent issued by US Parent to the Trust;

(ss)	“Voting Rights” means the voting rights attached to the US Parent Trust Stock; and

(tt)	“Withholding Obligation” has the meaning ascribed thereto in Section 4.13(1).

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number, Gender, etc.

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.6	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.7	Exhibits

The following are the Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part of this Agreement:

Exhibit A — Exchangeable Share Provisions

Article 2

TRUST

2.1	Establishment of Trust

This Agreement creates the Trust for the benefit of the Exchangeable Shareholders as provided for in this Agreement. US Parent, as settlor of the Trust, hereby establishes and creates the Trust pursuant to the terms and conditions of this Agreement, and hereby appoints the Trustee to act as trustee of the Trust. The delivery by US Parent to the Trustee of $100.00 for the purpose of settling the Trust is hereby acknowledged by the Trustee. Once delivered by US Parent to the Trustee in accordance with Section 3.1, the Trustee will hold the US Parent Trust Stock to enable the Trustee to exercise the Voting Rights for and on behalf of, and for the use and benefit of, the Exchangeable Shareholders in accordance with the provisions of this Agreement.

Article 3

EXERCISE OF VOTING RIGHTS

3.1	Delivery of US Parent Trust Stock

The US Parent shall deliver to the Trustee, within three (3) Business Days after US Parent obtains approval of the Parent Stockholder Matters (as defined in the Definitive Agreement), the US Parent Trust Stock. For the avoidance of doubt, none of the Voting Rights or other obligations set forth in this Article 3 shall be effective until US Parent delivers to the Trustee the US Parent Trust Stock pursuant to this Section 3.1.

3.2	Voting Rights

The Trustee, on behalf of the Trust as the holder of record of the US Parent Trust Stock, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy the US Parent Trust Stock, on any matter, question, proposal or proposition whatsoever that may properly come before the stockholders of US Parent at a US Parent Meeting or in connection with a US Parent Consent. The Voting Rights shall be and remain vested in and exercisable by the Trustee on behalf of the Exchangeable Shareholders as provided in this Agreement. Subject to Section 6.15:

(a)	the Trustee shall exercise the Voting Rights for the Underlying Exchangeable US Parent Stock only on the basis of instructions received pursuant to this Article 3 from the Exchangeable Shareholders on the record date established by US Parent or by applicable law for such US Parent Meeting or US Parent Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)	to the extent that no instructions are received from an Exchangeable Shareholder with respect to the Voting Rights for the Underlying Exchangeable US Parent Stock in respect of which such Exchangeable Shareholder is entitled to instruct the Trustee, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the voting rights attached to the US Parent Trust Stock outstanding at the relevant time.

3.3	Number of Votes

With respect to all meetings of stockholders of US Parent at which holders of US Parent Stock are entitled to vote (each, a “US Parent Meeting”) and with respect to all written consents, if any, sought by US Parent from holders of US Parent Stock (each, a “US Parent Consent”), each Exchangeable Shareholder shall be entitled to instruct the Trustee, to cast and exercise, in the manner instructed, that number of votes equal to the quotient of:

(a)	the number of Exchangeable Shares owned of record by such Exchangeable Shareholder, at the close of business on the record date established by US Parent or by applicable law for such US Parent Meeting or US Parent Consent, as the case may be, divided by

(b)	the aggregate number of Exchangeable Shares then outstanding (other than Exchangeable Shares held by US Parent and its affiliates), rounded down to the nearest whole vote,

multiplied by the number of votes held by the Trustee in respect of US Parent Trust Stock

(collectively, the “Exchangeable Shareholder Votes”), in respect of each matter, question, proposal or proposition to be voted on at such US Parent Meeting or consented to in connection with such US Parent Consent.

3.4	Mailings to Stockholders

(1)	With respect to each US Parent Meeting or US Parent Consent, the Trustee will (or US Parent will on the request of the Trustee) mail or cause to be mailed or delivered via electronic transmission in a manner contemplated by Section 232 of the Delaware General Corporation Law (or otherwise communicate in the same manner as US Parent utilizes in communications to holders of US Parent Stock, including without limitation and if applicable, in accordance with the notice and access rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner of communications and provided that such manner of communications is reasonably available to the Trustee) to the Trustee and each Exchangeable Shareholder named in the applicable Exchangeable Share List on the same day as the mailing (or other communication) with respect thereto is commenced by US Parent to its stockholders:

(a)	a copy of such mailing or other notice, together with any related materials, including, without limitation, any proxy statement or notice of internet availability of proxy materials, to be provided to stockholders of US Parent;

(b)	a statement that such Exchangeable Shareholder is entitled to instruct the Trustee as to the exercise of the Exchangeable Shareholder Votes, with respect to such US Parent Meeting or US Parent Consent or, pursuant to Section 3.8, to attend such US Parent Meeting and to exercise personally the Exchangeable Shareholder Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give (A) a proxy to such Exchangeable Shareholder, or his, her or its designee to exercise personally such holder’s Exchangeable Shareholder Votes, or (B) a proxy to a designated agent or other representative of US Parent to exercise such holder’s Exchangeable Shareholder Votes;

(d)	a statement that if no such instructions are received from such Exchangeable Shareholder, the Exchangeable Shareholder Votes to which the Exchangeable Shareholder is entitled will not be exercised;

(e)	a form of direction such Exchangeable Shareholder may use to direct and instruct the Trustee as contemplated herein;

(f)	a statement of (A) the time and date by which such instructions must be received by the Trustee in order for such instructions to be binding upon the Trustee, which in the case of a US Parent Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which US Parent has required proxies to be deposited for such meeting, and (B) of the method for revoking or amending such instructions; and

(g)	if US Parent utilizes communications with its stockholders in accordance with the notice and access rules promulgated by the SEC, instructions regarding how an Exchangeable Shareholder may request a paper or e-mail copy of the proxy materials at no charge from the US Parent, including the date by which they should make the request to facilitate timely delivery, and an indication that they will not otherwise receive a paper or e-mail copy and a toll-free telephone number, an e-mail address, and an Internet Web site where the Exchangeable Shareholder, as applicable, can request a copy of the proxy statement, annual report to security holders, and form of proxy.

(2)	The materials referred to in this Section 3.4 shall be provided to the Trustee by US Parent, and the materials referred to in Sections 3.4(1)(b), 3.4(1)(c), 3.4(1)(d), 3.4(1)(e) and 3.4(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, US Parent shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and for the Trustee (or US Parent on the request of the Trustee) to send all materials to each Exchangeable Shareholder at the same time as such materials are first sent to holders of US Parent Stock. US Parent agrees not to communicate with holders of US Parent Stock with respect to the materials referred to in this Section 3.4 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Exchangeable Shareholders. Notwithstanding the foregoing, US Parent may, at its option, exercise the duties of the Trustee to deliver copies of all materials to all Exchangeable Shareholders as required by this Section 3.4 so long as, in each case, US Parent delivers a certificate to the Trustee stating that US Parent has undertaken to perform the obligations of the Trustee set forth in this Section 3.4.

(3)	For the purpose of determining the number of Exchangeable Shareholder Votes to which an Exchangeable Shareholder is entitled in respect of any US Parent Meeting or US Parent Consent, the number of Exchangeable Shares owned of record by the Exchangeable Shareholder shall be determined at the close of business on the record date established by US Parent or by applicable law for purposes of determining stockholders entitled to vote at such US Parent Meeting or in respect of such US Parent Consent, which number of Exchangeable Shareholder Votes shall be as set forth in the Exchangeable Shareholder List. US Parent shall notify the Trustee of any decision of the board of directors of US Parent with respect to the calling of any US Parent Meeting or any US Parent Consent and shall provide all necessary information, including a certificate executed by a duly authorized officer of US Parent confirming the applicable number of votes attributable to each outstanding Exchangeable Share and as of the applicable record date, and materials to the Trustee in each case promptly and, in any event, in sufficient time to enable the Trustee to perform the obligations of the Trustee set forth in this Section 3.4.

3.5	Copies of Stockholder Information

US Parent shall deliver to the Trustee copies of all proxy materials (including, without limitation, notices of US Parent Meetings but excluding proxies to vote US Parent Stock), proxy statements, reports (including, without limitation, all interim and annual financial statements) and other written communications that, in each case, are required to be distributed by US Parent from time to time to holders of US Parent Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Exchangeable Shareholder at the same time as such materials are first sent to holders of US Parent Stock. The Trustee shall mail or otherwise send to each Exchangeable Shareholder, at the expense of US Parent, copies of all such materials (and all materials specifically directed to the Exchangeable Shareholders or to the Trustee for the benefit of the Exchangeable Shareholders by US Parent) received by the Trustee from US Parent contemporaneously with the sending of such materials to holders of US Parent Stock. The Trustee shall also make available for inspection, on an appointment basis, during regular business hours by any Exchangeable Shareholder, all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee on behalf of the Trust as the registered holder of the US Parent Trust Stock and made available by US Parent generally to the holders of US Parent Stock; or

(b)	specifically directed to the Exchangeable Shareholders or to the Trustee for the benefit of the Exchangeable Shareholders by US Parent.

Notwithstanding the foregoing, US Parent may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Exchangeable Shareholders as required by this Section 3.5 so long as, in each case, US Parent delivers a certificate to the Trustee stating that US Parent has undertaken to perform the obligations of the Trustee set forth in this Section 3.5.

3.6	Other Materials

As soon as reasonably practicable after receipt by US Parent or stockholders of US Parent (if such receipt is known by US Parent) of any material sent or given by or on behalf of a third party to holders of US Parent Stock generally, including proxy statements with respect to contested proposals (and related information and material) and tender offers and exchange offers (and related information and material), provided such material has not been sent to the Exchangeable Shareholders by or on behalf of such third party, US Parent shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to all Exchangeable Shareholders by such third party) to each Exchangeable Shareholder soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Exchangeable Shareholder, at the expense of US Parent, copies of all such materials received by the Trustee from US Parent. The Trustee shall also make available for inspection, on an appointment basis, during regular business hours by any Exchangeable Shareholder copies of all such materials. Notwithstanding the foregoing, US Parent may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Exchangeable Shareholders as required by this Section 3.6 so long as, in each case, US Parent delivers to the Trustee, a certificate to the Trustee stating that US Parent has undertaken to perform the obligations of the Trustee set forth in this Section 3.6 and a copy of all such materials delivered to the Exchangeable Shareholders.

3.7	List of Persons Entitled to Vote

(1)	ExchangeCo shall (a) prior to each annual meeting of stockholders of US Parent or other US Parent Meeting or the seeking of any US Parent Consent, and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (the “Exchangeable Share List”) of the names and addresses of the Exchangeable Shareholders arranged in alphabetical order and showing the number of Exchangeable Shares (multiplied by the applicable Exchangeable Share Exchange Ratio, and in respect of each Exchangeable Shareholder, rounded down to the nearest whole share) held of record by each such Exchangeable Shareholder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a Exchangeable Share List prepared in connection with a US Parent Meeting or US Parent Consent, at the close of business on the record date established by US Parent or pursuant to applicable law for determining the holders of US Parent Stock entitled to receive notice of and/or to vote at such US Parent Meeting or to give consent in connection with a US Parent Consent. Each such Exchangeable Share List shall be delivered to the Trustee and US Parent promptly after receipt by ExchangeCo of such request or the record date for such meeting or seeking of consent, as the case may be, and, in any event, within sufficient time as to permit the Trustee to perform its obligations under this Agreement.

(2)	US Parent agrees to give ExchangeCo notice (with a copy to the Trustee) of the calling of any US Parent Meeting or the seeking of any US Parent Consent, together with the record date therefor, no later than three (3) Business Days prior to the record date and sufficiently prior to the date of the calling of such meeting or seeking of such consent, so as to enable ExchangeCo to perform its obligations under this Section 3.7.

3.8	Entitlement to Direct Votes

Subject to Section 3.9 and Section 3.12, any Exchangeable Shareholder named in a Exchangeable Share List prepared in connection with any US Parent Meeting or US Parent Consent shall be entitled to (a) instruct the Trustee in the manner described in Sections 3.3 and 3.4 with respect to the exercise of the Exchangeable Shareholder Votes to which such Exchangeable Shareholder is entitled, (b) attend such meeting and personally exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Exchangeable Shareholder Votes to which such Exchangeable Shareholder is entitled, or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Exchangeable Shareholder Votes to which such Exchangeable Shareholder is entitled except, in each case, to the extent that such Exchangeable Shareholder has transferred the ownership of any Exchangeable Shares in respect of which such Exchangeable Shareholder is entitled to Exchangeable Shareholder Votes after the close of business on the record date for such meeting or seeking of consent.

3.9	Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)	In connection with each US Parent Meeting and US Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from an Exchangeable Shareholder pursuant to Section 3.3 and in the form required under Section 3.4(1)(e), the Exchangeable Shareholder Votes as to which such Exchangeable Shareholder is entitled, to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Exchangeable Shareholder Votes that are the subject of Section 3.9(2); provided, however, that such written instructions are received by the Trustee from the Exchangeable Shareholder prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Exchangeable Shareholder pursuant to Section 3.4.

(2)	To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trust, proxies for Voting Rights enabling an Exchangeable Shareholder to attend a US Parent Meeting. Upon submission by an Exchangeable Shareholder (or its designee) named in the Exchangeable Share List, prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Exchangeable Shareholder’s request, such representative shall sign and deliver to such Exchangeable Shareholder (or its designee) a proxy to exercise personally the Exchangeable Shareholder Votes, to which such Exchangeable Shareholder is otherwise entitled hereunder to direct the vote, if such Exchangeable Shareholder either (i) has not previously given the Trustee instructions pursuant to Section 3.4 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Exchangeable Shareholder (or its designee) exercising such Exchangeable Shareholder Votes in accordance with such proxy shall have the same rights in respect of such Exchangeable Shareholder Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting in respect of any matter, question, proposal or proposition.

3.10	Distribution of Written Materials

Any written materials distributed by the Trustee to the Exchangeable Shareholders pursuant to this Agreement shall be sent by mail or delivered via electronic transmission in a manner contemplated by Section 232 of the Delaware General Corporation Law (or otherwise communicated in the same manner as US Parent utilizes in communications to holders of US Parent Stock, including without limitation and if applicable in accordance with the notice and access rules promulgated by the SEC, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner of communications and provided that such manner of communications is reasonably available to the Trustee) to each Exchangeable Shareholder at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar. In connection with each such distribution, ExchangeCo shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense, a current Exchangeable Share List and upon the request of the Trustee, mailing labels and/or email distribution lists to enable the Trustee to carry out its duties under this Agreement. The obligations of ExchangeCo under this Section 3.10 shall be deemed satisfied to the extent US Parent exercises its option to perform the duties of the Trustee to deliver copies of materials to each Exchangeable Shareholder and provide the required information and materials to US Parent.

3.11	Termination of Exchangeable Shareholder Voting Rights

Except as otherwise provided in the Exchangeable Share Provisions, all of the rights of an Exchangeable Shareholder with respect to the Exchangeable Shareholder Votes exercisable in respect of the Exchangeable Shares held by such Exchangeable Shareholder, including the right to instruct the Trustee as to the voting of or to vote personally such Exchangeable Shareholder Votes, shall lapse and be deemed to be surrendered by the Exchangeable Shareholder to US Parent or CallCo, as the case may be, and such Exchangeable Shareholder Votes and the Voting Rights represented thereby shall cease immediately upon:

(a)	the delivery to US Parent or ExchangeCo of the Exchangeable Share Certificates representing such Exchangeable Shares in connection with the exercise by the Exchangeable Shareholder of the Exchange Right;

(b)	the occurrence of the automatic exchange of Exchangeable Shares for US Parent Stock, as specified in Article 4 (unless US Parent shall not have delivered the requisite US Parent Stock deliverable in exchange therefor to the Trustee pending delivery to the Exchangeable Shareholders);

(c)	the retraction or redemption of such Exchangeable Shares pursuant to the Exchangeable Share Provisions;

(d)	the effective date of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its stockholders for the purpose of winding up its affairs pursuant to the Exchangeable Share Provisions; or

(e)	the purchase of such Exchangeable Shares from the holder thereof by CallCo pursuant to the exercise by CallCo of the Liquidation Call Right, the Redemption Call Right, Retraction Call Right, the Change of Law Call Right or the Retraction Call Right (unless, in any case, CallCo shall not have delivered the requisite consideration deliverable in exchange therefor).

3.12	Disclosure of Interest in Exchangeable Shares

If at any time, US Parent is a reporting issuer of any province of Canada under applicable Canadian securities legislation, the Trustee or ExchangeCo shall be entitled to require any Exchangeable Shareholder or any person whom the Trustee or ExchangeCo, as the case may be, knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact, or (b) give the Trustee or ExchangeCo such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of ExchangeCo) under Section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids or as would be required under the governing documents of US Parent or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares (as multiplied by the Exchangeable Share Exchange Ratio) were US Parent Stock. If an Exchangeable Shareholder does not provide the information required to be provided by such Exchangeable Shareholder pursuant to this Section 3.12, the board of directors of US Parent may take any action permitted under the certificate of incorporation or by-laws of US Parent or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Exchangeable Shareholder as if, and only to the extent that, the Exchangeable Shares (as multiplied by the Exchangeable Share Exchange Ratio) were US Parent Stock.

Article 4

EXCHANGE AND AUTOMATIC EXCHANGE

4.1	Grant and Ownership of the Exchange Right and Automatic Exchange Right

(1)	For the avoidance of doubt, until US Parent obtains the US Parent stockholders approval on the Parent Stockholder Matters (as defined in the Definitive Agreement), no party can take any actions under this Section 4.1.

(2)	US Parent hereby grants to the Trustee as Trustee for and on behalf of, and for the use and benefit of, the Exchangeable Shareholders (i) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event to require US Parent (provided that US Parent may, in its sole discretion, cause CallCo to purchase in its place and stead to the extent permissible by applicable law) to purchase, from each or any Exchangeable Shareholder all or any part of the Exchangeable Shares held by such Exchangeable Shareholder, all in accordance with the provisions of this Agreement, and (ii) the Automatic Exchange Right. US Parent hereby acknowledges receipt from the Trustee as Trustee for and on behalf of the Exchangeable Shareholders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by US Parent to the Trustee.

(3)	Subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Right, provided that the Trustee shall:

(a)	hold the Exchange Right and the Automatic Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Exchangeable Shareholders in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trustee is created pursuant to this Agreement.

4.2	Legended Exchangeable Share Certificate

ExchangeCo shall cause each Exchangeable Share Certificate to bear a legend in substantially in the form set forth below, notifying the Exchangeable Shareholder in respect of the Exchangeable Shares represented by such Exchangeable Share Certificate of (a) his, her or its right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by such Exchangeable Shareholder and (b) the Automatic Exchange Right.

“The holder of the securities represented by this certificate has the right to instruct the Trustee that the holder wishes to exercise the “Exchange Right” pursuant to the Exchange Rights Agreement dated [__], 2025, and the securities represented by this certificate are subject to the “Automatic Exchange Right” pursuant to such Exchange Rights Agreement.”

4.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 4 from Exchangeable Shareholders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from any Exchangeable Shareholder with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

4.4	Purchase Price

The purchase price payable by US Parent or, if US Parent causes CallCo to purchase Exchangeable Shares, by CallCo, for each Exchangeable Share to be purchased by US Parent or CallCo, as the case may be, pursuant to the exercise of the Exchange Right shall be an amount per share equal to the Exchangeable Share Price for such Exchangeable Share on the last Business Day prior to the day of the closing of the purchase and sale of such Exchangeable Share pursuant to such exercise of the Exchange Right, which price may be satisfied only by US Parent or CallCo, as the case may be, delivering or causing the Trustee to deliver (upon a written request and at the US Parent’s expense), on behalf of US Parent or CallCo, as the case may be, to the relevant Exchangeable Shareholder, the Exchangeable Share Consideration representing such Exchangeable Share Price. In connection with each exercise of the Exchange Right, US Parent shall or, if US Parent causes CallCo to purchase Exchangeable Shares, US Parent shall cause CallCo to, provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

4.5	Exercise Instructions

(1)	Subject to the terms and conditions set forth herein, an Exchangeable Shareholder shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Exchangeable Shareholder. In order to cause the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of an Exchangeable Shareholder, such Exchangeable Shareholder shall:

(a)	deliver to the Trustee, US Parent and ExchangeCo:

(i)	a duly completed Notice of Exercise (the “Exchange Right Request”), stating (w) that the Exchangeable Shareholder thereby instructs the Trustee to exercise the Exchange Right so as to require US Parent to purchase or cause CallCo to purchase from the Exchangeable Shareholder the number of Exchangeable Shares specified therein (the “Shares to be Exchanged”), (x) that such Exchangeable Shareholder has good title to and owns all such Shares to be Exchanged to be acquired by US Parent or CallCo free and clear of all liens, claims, security interests and encumbrances, (y) the names in which the US Parent Stock issuable in connection with the exercise of the Exchange Right are to be issued, and (z) the names and addresses of the persons to whom such new certificates or book-entry evidence should be delivered; and

(ii)	payment (or evidence satisfactory to US Parent, ExchangeCo and the Trustee of payment) of the taxes (if any) payable as contemplated by Section 4.8 of this Agreement; and

(b)	if the Exchangeable Shareholder holds the Exchangeable Share Certificates for any of the Shares to be Exchanged, the holder shall deliver to ExchangeCo:

(i)	in person or by certified or registered mail, at its Transfer Office or at such other place as ExchangeCo may from time to time designate by written notice to the Exchangeable Shareholders, all such Exchangeable Share Certificates,

(ii)	a power of attorney duly endorsed in blank for transfer; and

(iii)	such other documents and instruments as may be required to effect a transfer of such Shares to be Exchanged under the Business Corporations Act (British Columbia), the articles of ExchangeCo and such additional documents and instruments as US Parent, ExchangeCo or the Trustee may reasonably require.

(2)	If only a part of the Exchangeable Shares represented by any Exchangeable Share Certificates delivered to ExchangeCo are Shares to be Exchanged, a new Exchangeable Share Certificate for the balance of such Exchangeable Shares shall be issued to the Exchangeable Shareholder, at the expense of ExchangeCo. To the extent that the certificate is delivered to US Parent, the Exchangeable Shareholder will, upon the request of US Parent, deliver to US Parent a new power of attorney duly endorsed in blank for transfer of the Exchangeable Shares represented by the new certificate.

4.6	Delivery of US Parent Stock; Effect of Exercise

Promptly after the receipt by ExchangeCo of the Exchangeable Share Certificates representing the Shares to be Exchanged, the Exchange Right Request and such other documents and instruments specified by Section 4.5, ExchangeCo shall notify US Parent, the Trustee and CallCo of its receipt of the same, and upon receipt by the Trustee of such notice, the Trustee will be deemed to exercise the Exchange Right on behalf of such Exchangeable Shareholder in respect of such Exchangeable Shares, and US Parent shall, or shall cause CallCo to, deliver or cause to be delivered to the Exchangeable Shareholders (or to such other persons, if any, properly designated by the Exchangeable Shareholder in the Exchange Right Request), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right, provided, however, that no such delivery of Exchangeable Share Consideration shall be made unless and until the Exchangeable Shareholder requesting the same shall have paid (or provided evidence satisfactory to US Parent, CallCo, ExchangeCo and the Trustee of the payment of) the taxes (if any) payable as contemplated by Section 4.8 of this Agreement. Immediately upon the delivery by US Parent or CallCo, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Exchangeable Shareholder in respect of such Exchangeable Shares shall be deemed to have transferred to US Parent or CallCo, as the case may be, all of such Exchangeable Shareholder’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchangeable Share Consideration in respect of such Exchangeable Shares, unless such Exchangeable Share Consideration is not delivered by US Parent or CallCo, as the case may be, to such Exchangeable Shareholder (or to such other person, if any, properly designated by such Exchangeable Shareholder) within five Business Days of the date of the receipt of the Exchange Right Request by US Parent in which case the rights of the Exchangeable Shareholder shall remain unaffected until such Exchangeable Share Consideration is so delivered.

4.7	Exercise of Exchange Right Subsequent to Retraction

In the event that an Exchangeable Shareholder has exercised its retraction right under the Exchangeable Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by an Exchangeable Shareholder (the “Retracted Shares”) and is notified by ExchangeCo pursuant to the Exchangeable Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from ExchangeCo, and provided that CallCo has not exercised its Retraction Call Right with respect to the Retracted Shares and that the Exchangeable Shareholder shall not have revoked the Retraction Request delivered by the Exchangeable Shareholder to ExchangeCo pursuant to the Exchangeable Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Exchangeable Shareholder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem. In any such event, ExchangeCo hereby agrees with the Trustee, and in favour of the Exchangeable Shareholder, to promptly notify the Trustee and the Exchangeable Shareholder of such prohibition against ExchangeCo and to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Exchangeable Shareholder to ExchangeCo or to the Transfer Office in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and will require US Parent or, at the option of US Parent, US Parent shall cause CallCo, to purchase such shares in accordance with the provisions of this Article 4.

4.8	Stamp or Other Transfer Taxes

Upon any sale or transfer of Exchangeable Shares to US Parent or CallCo pursuant to the exercise of the Exchange Right or the Automatic Exchange Right, the share certificate or certificates or book-entry evidence representing the US Parent Stock to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Exchangeable Shareholder in respect of the Exchangeable Shares so sold or transferred or in such names as such Exchangeable Shareholder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Exchangeable Shareholder (a) shall pay (and none of US Parent, CallCo, ExchangeCo or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes or duties that may be payable in respect of any sale or transfer involved in the issuance or delivery of such shares to a person other than such Exchangeable Shareholder including, without limitation, in the event that Exchangeable Shares are being delivered, sold or transferred in the name of a clearing service or depositary or a nominee thereof, or (b) shall have evidenced to the satisfaction of US Parent, CallCo, ExchangeCo and the Trustee that such taxes or duties (if any) have been paid.

4.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, US Parent and ExchangeCo shall give written notice thereof to the Trustee and the Exchangeable Shareholders. Such notice shall include a statement of the rights of the Exchangeable Shareholder with respect to the Exchange Right. If the Trustee determines that it needs to deliver any additional materials or notice to any Exchangeable Shareholder, the delivery costs for all such notices shall be at the expense of US Parent (such funds to be received in advance).

4.10	U.S. Securities Law Compliance and Listing of US Parent Stock

(1)	US Parent covenants and agrees that if the shares of US Parent Common Stock are listed on a national exchange registered under Section 6 of the US Securities Exchange Act of 1934, as amended, it shall use its commercially reasonable efforts to:

(a)	as promptly as practicable following the consummation of the transactions contemplated by the Definitive Agreement (the “closing date”) (and in any event, on or prior to the date that is the 30th calendar day following such closing date), file with the SEC a registration statement (the “Resale Registration Statement”) on Form S-3 or, if US Parent is not then eligible to use Form S-3, then such other form as US Parent is then eligible to use, under the Securities Act of 1933, as amended (the “1933 Act”), to register the issuance of all shares of US Parent Stock (including all of the shares of US Parent Trust Stock) issued or delivered and/or to be issued or delivered to holders of the Exchangeable Shares (including, for greater certainty, pursuant to the Exchange Right or the Automatic Exchange Right);

(b)	cause the Registration Statement to become effective as soon as reasonably practicable; and

(c)	cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding.

(2)	Without limiting the generality of the foregoing, US Parent covenants and agrees that it will, or will cause CallCo to, take all such actions and do all such things as are reasonably necessary or desirable to make such filings and seek such regulatory consents and approvals as are necessary so that the US Parent Stock (including the shares of US Parent Trust Stock) to be issued or delivered to holders of Exchangeable Shares by US Parent or CallCo pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement will be timely registered under the 1933 Act on a Resale Registration Statement pursuant to Section 3.10(1) and will be offered, sold, issued and delivered in compliance with the applicable securities laws in Canada and will use commercially reasonable efforts to ensure that the US Parent Stock will not, be subject to any “hold period” resale restriction under National Instrument 45-102 Resale of Securities. Subject to compliance with applicable law, US Parent will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all US Parent Stock, as well as all US Parent Trust Stock, to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding US Parent Stock have been listed by US Parent and remain listed and are quoted or posted for trading at such time.

(3)	Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement or the Support Agreement, no US Parent Stock shall be issued (and US Parent will not be required to issue any US Parent Stock) in connection with any liquidation, dissolution or winding-up of ExchangeCo, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of US Parent Stock would not be permitted by applicable laws.

4.11	US Parent Stock

US Parent hereby represents, warrants and covenants that the US Parent Stock (as well as all shares of US Parent Trust Stock) deliverable as described herein are or will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

4.12	Automatic Exchange on Liquidation of US Parent

(1)	For the avoidance of doubt, until US Parent obtains the US Parent stockholders approval on the Parent Stockholder Matters (as defined in the Definitive Agreement), no party can take any actions under this Section 4.12.

(2)	US Parent shall give the Trustee and the Exchangeable Shareholders written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(a)	in the event of any determination by the board of directors of US Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to US Parent or to effect any other distribution of assets of US Parent among its stockholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of (A) receipt by US Parent of notice of, and (B) US Parent otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of US Parent or to effect any other distribution of assets of US Parent among its stockholders for the purpose of winding up its affairs, in each case where US Parent has failed to contest in good faith any such proceeding commenced in respect of US Parent within 30 days of becoming aware thereof.

(3)	Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for US Parent Stock provided for in Section 4.12(4) (the “Automatic Exchange Right”).

(4)	In order that the Exchangeable Shareholders will be able to participate on a pro rata basis with the holders of US Parent Stock in the distribution of assets of US Parent in connection with a Liquidation Event, immediately prior to the effective date of a Liquidation Event (the “Liquidation Event Effective Date”), each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by US Parent and its affiliates) shall be automatically exchanged for one share of US Parent Stock multiplied by the applicable Exchangeable Share Exchange Ratio for such Exchangeable Share, rounded down to the nearest whole share and no consideration shall be paid for any such fractional share which is not issued. To effect such automatic exchange, US Parent (or, if US Parent so decides, in its sole discretion and to the extent permitted by applicable law, cause CallCo) shall exchange each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date; and each Exchangeable Shareholder shall transfer each Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for an amount per share equal to the Exchangeable Share Price for each such Exchangeable Share held by such Exchangeable Shareholder immediately prior to the Liquidation Event Effective Date, which amount shall be satisfied in full by US Parent delivering to such holder the Exchangeable Share Consideration representing such applicable Exchangeable Share Price.

(5)	The closing of the exercise of the Automatic Exchange Right shall be deemed to have occurred at the close of business on the Business Day immediately prior to the Liquidation Event Effective Date, and each Exchangeable Shareholder shall be deemed to have transferred to US Parent or CallCo, as applicable, all of such Exchangeable Shareholder’s right, title and interest in and to the Exchangeable Shares held by such Exchangeable Shareholder free and clear of any lien, claim or encumbrance, and the related interest in the Trust Estate, and each such Exchangeable Shareholder shall cease to be a holder of such Exchangeable Shares and US Parent shall or shall cause CallCo to, as applicable, deliver or cause to be delivered to the Exchangeable Shareholder, the Exchangeable Share Consideration deliverable to such Exchangeable Shareholder upon such exercise of the Automatic Exchange Right. Concurrently with each such Exchangeable Shareholder ceasing to be a holder of Exchangeable Shares, such Exchangeable Shareholder shall be considered and deemed for all purposes to be the holder of the US Parent Stock included in the Exchangeable Share Consideration to be delivered to such Exchangeable Shareholder and the Exchangeable Share Certificates held by such Exchangeable Shareholder previously representing the Exchangeable Shares exchanged by the Exchangeable Shareholder with US Parent or CallCo, as applicable, pursuant to the exercise of the Automatic Exchange Right shall thereafter be deemed to represent the US Parent Stock issued to such Exchangeable Shareholder by US Parent pursuant to the exercise of the Automatic Exchange Right.

4.13	Withholding Rights

(1)	Notwithstanding anything to the contrary contained in this Agreement, each of US Parent, ExchangeCo, CallCo, the Trustee, their respective agents and any other person that has any withholding obligation with respect to any amount payable, deemed paid or consideration otherwise deliverable under this Agreement (any such person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct US Parent, ExchangeCo, CallCo, the Trustee, their respective agent or any Other Withholding Agent to deduct and withhold on their behalf, from any amount or consideration paid, deemed paid or otherwise deliverable to any person under this Agreement (an “Affected Person”) such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the Income Tax Act (Canada), the U.S. Internal Revenue Code of 1986, any other applicable laws (including any provision of any federal, provincial, territorial, state, local, foreign or other law relating to taxes), in each case, as amended or succeeded (a “Withholding Obligation”). US Parent, ExchangeCo, CallCo, the Trustee, their respective agents or any Other Withholding Agent may act and rely on the advice of counsel with respect to such matters.

(2)	To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid, and such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable law. Further, upon US Parent, ExchangeCo, CallCo, the Trustee, their respective agents or any Other Withholding Agent, as applicable, making payment of any Withholding Obligation to the appropriate Governmental Entity, such amount paid shall be deemed to be a loan from the party that made payment to the Affected Person, and the Affected Person shall upon the demand of such party promptly repay to such party in cash any or all of the amount of the loan so demanded.

(3)	US Parent, ExchangeCo, CallCo, the Trustee, their respective agents and any Other Withholding Agent shall also have the right to:

(a)	withhold and sell, or direct US Parent, ExchangeCo, CallCo, the Trustee, their respective agents or any Other Withholding Agent to deduct and withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to US Parent, ExchangeCo, CallCo, the Trustee, their respective agents or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of shares of US Parent Stock delivered or deliverable to such Affected Person pursuant to this Agreement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of US Parent Stock shall be affected on a public market and shall occur as soon as practicable. Each of US Parent, ExchangeCo, CallCo, the Trustee, their respective agents, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any withholding obligation; however, none of US Parent, ExchangeCo, CallCo, the Trustee, their respective agents, the Broker or any Other Withholding Agent shall have or be deemed to have any fiduciary duty to any Exchangeable Shareholder and shall not be liable for any loss arising out of any sale of such US Parent Stock, including any loss relating to the manner or timing of such sales, the prices at which US Parent Stock are sold or otherwise.

(4)	If the Trustee agrees to or is requested to deliver any amount or consideration to any Affected Person, the Trustee shall, before doing so, obtain from US Parent a written confirmation of the Withholding Obligations, if any. The Trustee shall be entitled to rely on US Parent’s written confirmation of any such Withholding Obligations and the Trustee shall not be responsible nor liable for the calculation or determination of the same.

4.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of a US Parent Stock upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates or book-entry evidence representing any such fractional interest shall be issued and no consideration shall be paid for any fractional share not issued.

Article 5

DELIVERY OF US PARENT STOCK

5.1	No Obligations until Approval of Parent Stockholder Matters.

(1)	For the avoidance of doubt, until US Parent obtains the US Parent stockholders approval on the Parent Stockholder Matters (as defined in the Definitive Agreement), no party can take any actions under this Article 5.

5.2	Retraction of Exchangeable Shares

(1)	In the event that CallCo has exercised its Retraction Call Right under the Exchangeable Share Provisions to purchase any or all of the Exchangeable Shares, CallCo shall concurrently with the delivery of a Retraction Call Notice to the Transfer Agent pursuant to the Exchangeable Share Provisions deliver a copy of such notice to US Parent, together with a written instruction setting forth the number of US Parent Stock required to be delivered by CallCo to the Exchangeable Shareholders in payment of the applicable Retraction Call Right Purchase Price. Upon receipt of such written notice, US Parent shall take all actions and do all such things as reasonably necessary or desirable to enable and permit CallCo, to deliver US Parent Stock to the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

5.3	Redemption of Exchangeable Shares

(1)	In the event that CallCo has exercised its Redemption Call Right under the Exchangeable Share Provisions to purchase any or all of the Exchangeable Shares, CallCo shall concurrently with the delivery of its notification to the Transfer Agent pursuant to the Exchangeable Share Provisions, deliver a copy of such notice to US Parent, together with a written instruction setting forth the number of US Parent Stock required to be delivered by CallCo to the Exchangeable Shareholders in payment of the applicable Redemption Call Purchase Price. Upon receipt of such written notice, US Parent shall take all actions and do all such things as reasonably necessary or desirable to enable and permit CallCo, to deliver US Parent Stock to the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

5.4	Liquidation of ExchangeCo

(1)	In the event that CallCo has exercised its Liquidation Call Right under the Exchangeable Share Provisions to purchase any or all of the Exchangeable Shares, CallCo shall concurrently with the delivery of its notification to the Transfer Agent pursuant to the Exchangeable Share Provisions, deliver a copy of such notice to US Parent, together with a written instruction setting forth the number of US Parent Stock required to be delivered by CallCo to the Exchangeable Shareholders in payment of the applicable Liquidation Call Purchase Price. Upon receipt of such written notice, US Parent shall take all actions and do all such things as reasonably necessary or desirable to enable and permit CallCo, to deliver US Parent Stock to the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

5.5	Change of Law Call Right

(1)	In the event that CallCo has exercised its Change of Law Call Right under the Exchangeable Share Provisions to purchase all but not less than all of the Exchangeable Shares, CallCo shall concurrently with the delivery of its notification to the Transfer Agent pursuant to the Exchangeable Share Provisions, deliver a copy of such notice to US Parent, together with a written instruction setting forth the number of US Parent Stock required to be delivered by CallCo to the Exchangeable Shareholders in payment of the applicable Change of Law Call Purchase Price. Upon receipt of such written notice, US Parent shall take all actions and do all such things as reasonably necessary or desirable to enable and permit CallCo, to deliver US Parent Stock to the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

Article 6

CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	the duties and obligations set forth in this Agreement;

(b)	voting the Exchangeable Shareholder Votes on the direction and behalf of the Exchangeable Shareholders in accordance with the provisions of this Agreement;

(c)	granting proxies and distributing materials to Exchangeable Shareholders as provided in this Agreement;

(d)	receiving the grant of the Exchange Right from US Parent, and the Automatic Exchange Right from US Parent, as Trustee for and on behalf of the Exchangeable Shareholders in accordance with the provisions of this Agreement;

(e)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Right, in each case in accordance with the provisions of this Agreement, and in connection therewith, delivering US Parent Stock to US Parent, in each case in accordance with the provisions of this Agreement;

(f)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(g)	taking action at the direction of an Exchangeable Shareholder or Exchangeable Shareholders to enforce the obligations of US Parent, CallCo and ExchangeCo under this Agreement; and

(h)	taking such other actions and doing such other things as are specifically provided in this Agreement to be carried out by the Trustee.

(2)	In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trustee. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

(3)	The Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith and with a view to the best interests of the Exchangeable Shareholders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to US Parent, CallCo and ExchangeCo that, to the best of its knowledge, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. If the Trustee has a material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Supreme Court of British Columbia for an order that the Trustee be replaced as Trustee hereunder. Notwithstanding the foregoing, if US Parent determines (acting reasonably and in good faith) that there exists a material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity, then at the written request of US Parent (which written request shall set forth the nature of such material conflict of interest), the Trustee shall resign in the manner and with the effect specified in Article 9.

6.3	Dealings with Transfer Agents, Registrars, etc.

(1)	Each of US Parent, CallCo and ExchangeCo irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and US Parent Stock; and

(b)	requisition, from time to time, from any such registrar or transfer agent, any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

(2)	Each of US Parent and CallCo irrevocably authorizes its respective registrar and transfer agent to comply with all such requests and covenants that it shall supply the Trustee or its transfer agent, as the case may be, in a timely manner with duly executed share certificates or book-entry evidence for the purpose of completing the exercise from time to time of all rights to acquire US Parent Stock hereunder, deliver US Parent Stock hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Exchangeable Shareholders pursuant thereto, in each case pursuant to the provisions hereof or of the Exchangeable Share Provisions or otherwise.

6.4	Books and Records

The Trustee shall keep available for inspection during regular business hours by US Parent, CallCo and ExchangeCo at the Trustee’s principal office correct and complete books and records of account relating to the Trustee created by, and Trustee’s actions under, this Agreement, including all relevant data relating to mailings and instructions to and from Exchangeable Shareholders and all transactions pursuant to the Exchange Right and the Automatic Exchange Right.

6.5	Income Tax Returns and Reports

The Trustee shall, when directed by US Parent, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law, by any court, tribunal, government, governmental or regulatory agency or public official, or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors (who may be experts or advisors to US Parent, CallCo and/or ExchangeCo) as the Trustee considers necessary or advisable. If requested by the Trustee, US Parent shall retain or caused to be retained qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

(1)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Exchangeable Shareholder upon such Exchangeable Shareholder furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Exchangeable Shareholder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Rights pursuant to Article 3, subject to Section 6.15, and with respect to the Exchange Right and the Automatic Exchange Right pursuant to Article 4.

(2)	None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Exchangeable Shareholders

No Exchangeable Shareholder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Exchangeable Shareholder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Exchangeable Shareholder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Exchangeable Shareholders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Exchangeable Shareholders.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

(1)	US Parent, CallCo and ExchangeCo shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by US Parent, CallCo or ExchangeCo or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights, the Exchange Right, the Automatic Exchange Right, the obligations under Article 5, and the taking of any other action to be taken by the Trustee at the request of or on the application of US Parent, CallCo and/or ExchangeCo promptly if and when:

(a)	such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives US Parent, CallCo and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)	Such evidence shall consist of an Officer’s Certificate of US Parent, CallCo and/or ExchangeCo or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

(3)	Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right, the Automatic Exchange Right, the obligations under or the taking of any other action to be taken by the Trustee at the request or on the application of US Parent, CallCo and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by such person; provided, however, that if such report or opinion is furnished by a director, officer or employee of US Parent, CallCo and/or ExchangeCo it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(a)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by US Parent, CallCo and/or ExchangeCo or any of their Affiliates, or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trustee.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of British Columbia, trustees are authorized to invest trust moneys, or as otherwise agreed upon in writing by the Trustee and ExchangeCo, provided that such securities are stated to mature within two years after their purchase by the Trustee and the Trustee shall so invest such money on the written direction of ExchangeCo. Pending the investment of any money as herein provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided and all interest on money held by or on behalf of the Trustee shall be for the account of ExchangeCo and held by the Trustee for the benefit of ExchangeCo.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of US Parent, CallCo and/or ExchangeCo or of the respective directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall have the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist or economic sanction legislation or regulation. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation or regulation or guideline, then it shall have the right to resign on ten days written notice to the other parties to this Agreement, provided that (a) the Trustee’s written notice shall describe the circumstances of such non-compliance and (b) if such circumstances are rectified to the Trustee’s satisfaction within such ten day period, such resignation shall not be effective.

6.14	Authority to Carry on Business

The Trustee represents to US Parent, CallCo and ExchangeCo that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in each of the states of the United States and each of the provinces and territories of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Right and the other rights granted in or resulting from the Trustee being a party to this Agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province or territory of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(1)	If conflicting claims or demands are made or asserted with respect to any interest of any Exchangeable Shareholder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Exchangeable Shareholder in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trustee

The Trustee hereby accepts the terms of the trust created and provided for, by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Exchangeable Shareholders, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either (a) is not intended to be used by or on behalf of any third party, or (b) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation and United States federal and/or state legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees (a) to have a designated chief privacy officer, (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry, (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the other parties or the individual involved, (d) not to sell or otherwise improperly disclose personal information to any third party, and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification. The Trustee may transfer personal information to other companies in or outside of United States of America that provide data processing and storage or other support in order to facilitate the services it provides, provided that any such transfer and processing is in compliance with Privacy Laws.

Article 7

COMPENSATION

7.1	Fees and Expenses of the Trustee

US Parent, CallCo and ExchangeCo jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes (other than taxes based on the net income or capital of the Trustee), fees paid to legal counsel and other experts and advisors and agents and reasonable travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, in each case reasonably incurred by the Trustee in connection with its duties under this Agreement; provided, however, that US Parent, CallCo and ExchangeCo shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with gross negligence, fraud or willful misconduct.

Article 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(1)	US Parent, CallCo and ExchangeCo jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable and documented expenses of the Trustee’s legal counsel) which, without bad faith, gross negligence, fraud or willful misconduct on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trustee, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by US Parent, CallCo or ExchangeCo pursuant hereto.

(2)	The Trustee shall promptly notify US Parent, CallCo and ExchangeCo of a claim or of any action commenced against any Indemnified Parties promptly after the Trustee or any of the Indemnified Parties shall have received written assertion of such a claim or action or have been served with a summons or other first legal process giving information as to the nature and basis of the claim or action; provided, however, that the omission to so notify US Parent, CallCo or ExchangeCo shall not relieve US Parent, CallCo or ExchangeCo of any liability which any of them may have to any Indemnified Party except to the extent that any such delay prejudices the defence of any such claim or action or results in any increase in the liability which US Parent, CallCo or ExchangeCo have under this indemnity. Subject to (ii) below, US Parent, CallCo and ExchangeCo shall be entitled to participate at their own expense in the defence and, if US Parent, CallCo and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless (i) the employment of such counsel has been authorized by US Parent, CallCo or ExchangeCo and such authorization is not to be unreasonably withheld, or (ii) the named parties to any such suit include both the Trustee and US Parent, CallCo or ExchangeCo and the Trustee shall have been advised by counsel acceptable to US Parent, CallCo and ExchangeCo that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to US Parent, CallCo or ExchangeCo and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case US Parent, CallCo and ExchangeCo shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trustee and the resignation or removal of the Trustee.

(3)	This indemnity shall survive the termination of the Trustee and the resignation or removal of the Trustee.

8.2	Limitation of Liability

(1)	The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the bad faith, gross negligence, fraud or willful misconduct on the part of the Trustee.

(2)	Notwithstanding any other provision of this Agreement other than clause (1) above, any liability of the Trustee, shall be limited to an amount of fees paid by parties to the Trustee under this Agreement in the thirty-six (36) months immediately prior to the Trustee receiving the first notice of claim.

(3)	Notwithstanding any other provision of this Agreement, the Trustee shall not be liable for any (i) breach by any other party of any applicable securities legislation, and (ii) lost profits, punitive, consequential, special, indirect, incidental, exemplary or aggravated losses or damages of any other person under any circumstances whatsoever, whether such losses or damages are foreseeable or unforeseeable.

(4)	This limitation of liability shall survive the termination of the Trustee and the resignation or removal of the Trustee.

8.3	Force Majeure

No party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered or delayed in the performance or observance of any provision contained herein by reason of act of god, riots, terrorism, acts of war, epidemics or pandemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 8.3.

Article 9

CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any Trustee hereafter appointed, may at any time resign by giving written notice of such resignation to US Parent, CallCo and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless US Parent, CallCo and ExchangeCo otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor Trustee and the acceptance of such appointment by the successor Trustee. Upon receiving such notice of resignation, US Parent, CallCo and ExchangeCo shall promptly appoint a successor Trustee, which successor Trustee shall be a corporation organized and existing under the laws of the State of Delaware or another state in the United States and authorized to carry on the business of a trust company in one or more states in the United States, by written instrument in duplicate, one copy of which shall be delivered to the resigning Trustee and one copy to the successor Trustee. Failing the appointment and acceptance of a successor Trustee, a successor Trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring Trustee is the party initiating an application for the appointment of a successor Trustee by order of a court of competent jurisdiction, US Parent, CallCo and ExchangeCo shall be jointly and severally liable to reimburse the retiring Trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any Trustee hereafter appointed, may (provided a successor Trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by US Parent, CallCo and ExchangeCo, in duplicate, one copy of which shall be delivered to the Trustee so removed and one copy to the successor Trustee, provided that such removal shall not take effect until the date of acceptance of appointment by the successor Trustee.

9.3	Successor Trustee

Any successor Trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to US Parent, CallCo and ExchangeCo and to its predecessor Trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as Trustee in this Agreement. However, on the written request of US Parent, CallCo and ExchangeCo or of the successor Trustee, the Trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor Trustee all the rights and powers of the Trustee so ceasing to act. Upon the request of any such successor Trustee, US Parent, CallCo, ExchangeCo and such predecessor Trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor Trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor Trustee as provided herein, US Parent, CallCo and ExchangeCo shall cause to be mailed notice of the succession of such Trustee hereunder to each Exchangeable Shareholder specified in the Exchangeable Shareholder List. If US Parent, CallCo or ExchangeCo shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be mailed at the expense of US Parent, CallCo and ExchangeCo.

Article 10

PARENT SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by US Parent or its affiliates are outstanding, US Parent shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, combination, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger or combination, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “US Parent Successor”) by operation of Law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the US Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such US Parent Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of US Parent under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the parties, if required by Section 10.1, shall execute and deliver the supplemental trust agreement provided for in Section 11.5 and thereupon the US Parent Successor and such other person that may then be the issuer of the US Parent Stock shall possess and from time to time may exercise each and every right and power of US Parent under this Agreement in the name of US Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of US Parent or any officers of US Parent may be done and performed with like force and effect by the directors or officers of such US Parent Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of US Parent (other than ExchangeCo or CallCo) with or into US Parent, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of US Parent (other than ExchangeCo or CallCo), provided that all of the assets of such subsidiary are transferred to US Parent or another wholly-owned direct or indirect subsidiary of US Parent, (c) the conversion of US Parent as contemplated by Section 266 of the Delaware General Corporation Law, as it may be amended from time to time, (d) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of US Parent among the stockholders of such subsidiary for the purpose of winding up its affairs, and (e) any such transactions which are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event:

(a)	in which US Parent merges, combines or amalgamates with, or in which all or substantially all of the then outstanding US Parent Stock are acquired by, one or more other corporations to which US Parent is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding US Parent Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such US Parent Control Transaction, owns or controls, directly or indirectly, US Parent;

then all references herein to “US Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “US Parent Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions immediately subsequent to the US Parent Control Transaction being entitled to receive that number and class of Other Shares equal to the number and class of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the exchange of such shares pursuant to this Agreement had occurred immediately prior to the US Parent Control Transaction and the US Parent Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of this Agreement and without any further action required.

Article 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Section 11.2, 11.4 and 13.1 this Agreement may not be amended or modified except by an agreement in writing executed by US Parent, CallCo, ExchangeCo and the Trustee and approved by the Exchangeable Shareholders in accordance with the Exchangeable Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Exchangeable Shareholders, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Exchangeable Shareholders hereunder provided that the board of directors of each of US Parent, CallCo and ExchangeCo shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Exchangeable Shareholders;

(b)	evidencing the succession of US Parent Successors and the covenants of and obligations assumed by each such US Parent Successor in accordance with the provisions of Article 10;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of US Parent, CallCo and ExchangeCo and in the opinion of the Trustee it may be expedient to make, provided that each such board of directors and the Trustee shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the Exchangeable Shareholders; or

(d)	making such changes or corrections which, on the advice of counsel to US Parent, CallCo, ExchangeCo and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each such board of directors and the Trustee shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the Exchangeable Shareholders.

11.3	Meeting to Consider Amendments

ExchangeCo, at the request of US Parent, shall call a meeting or meetings of the Exchangeable Shareholders for the purpose of considering any proposed amendment or modification requiring approval of ExchangeCo pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of ExchangeCo, the Exchangeable Share Provisions and all applicable laws.

11.4	Changes in Capital of US Parent and ExchangeCo

Notwithstanding the provisions of Section 11.1, at all times after the occurrence of any event contemplated pursuant to Section 2.6 (Economic Equivalence) or 2.8 (Tender Offers) of the Support Agreement or otherwise, as a result of which either US Parent Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which US Parent Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trustee Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. Notwithstanding the provisions of Section 11.1, from time to time US Parent, CallCo and ExchangeCo (in each case, when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of US Parent Successors and the covenants of and obligations assumed by each such US Parent Successor in accordance with the provisions of Article 10 and the successors of the Trustee or any successor Trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Right which, in the opinion of the Trustee relying on the advice of counsel, will not be prejudicial to the interests of the Exchangeable Shareholders or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to US Parent, CallCo, ExchangeCo, the Trustee or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby; provided that, in the opinion of the Trustee relying on the advice of counsel, the rights of the Trustee and Exchangeable Shareholders will not be prejudiced thereby.

Article 12

TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events, and upon the occurrence thereof:

(a)	no outstanding Exchangeable Shares are held by any Exchangeable Shareholder; and

(b)	each of US Parent, CallCo and ExchangeCo elects in writing to terminate the Trust and such termination is approved by the Exchangeable Shareholders in accordance with the Exchangeable Share Provisions.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trustee and shall continue until there are no Exchangeable Shares outstanding held by an Exchangeable Shareholder; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

Article 13

GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Exchangeable Shareholders.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by electronic transmission to the parties at the following addresses:

(a)		In the case of US Parent, CallCo or ExchangeCo, at the following address:

Streamex Exchange Corporation
15th Floor, 1111 West Hastings Street,
Vancouver, BC, V6E2J3
Attention: K. Henry McPhie and Morgan Lekstrom
Email Address: henry@streamex.com; morgan@streamex.com

with copies (which shall not constitute notice) to:

Haynes and Boone LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112

	Attention:	Rick A. Werner; Simin Sun; Alla Digilova
	Email:	rick.werner@haynesboone.com; simin.sun@haynesboone.com;

alla.digilova@haynesboone.com

and to:

DuMoulin Black LLP
1111 West Hastings Street
15th Floor
Vancouver, BC V6E 2JC

	Attention:	Jason Sutherland
	Email:	jsutherland@dumoulinblack.com

(b)		In the case of Trustee, at the following address:

1540873 B.C. LTD.

15th Floor, 1111 West Hastings Street,
Vancouver, BC, V6E2J3
Attention: Morgan Lekstrom
Email Address: morgan@streamex.com

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 4:30 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

13.4	Notice to Exchangeable Shareholders

Any notice, request or other communication to be given to an Exchangeable Shareholder shall be given or sent (in writing or by electronic transmission) to the address of the holder recorded in the securities register of ExchangeCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder, in any manner permitted by the articles of ExchangeCo, and shall be deemed received at the time specified by such articles. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

13.5	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13.7	Attornment

Each of US Parent, CallCo, ExchangeCo and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and US Parent hereby appoints ExchangeCo at its registered office in the Province of British Columbia as attorney for service of process.

13.8	Communication Methods

The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Trustee (“Electronic Methods”) from a person purporting to be (and whom the Trustee, acting reasonably, believes in good faith to be) the authorized representative of a party, as sufficient instructions and authority of the party for the Trustee to act and shall have no duty to verify or confirm that such person is so authorized. The parties hereto acknowledge that they are fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than Electronic Methods.

13.9	Restriction on Obligation to Issue US Parent Stock Until Approval of Parent Stockholder Matters

Notwithstanding any other provision in this Agreement, the Exchangeable Share Provisions, or the Support Agreement, US Parent shall have no obligation to issue US Parent Stock or US Parent Trust Stock until US Parent has obtained approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement), other than, prior to US Parent obtaining approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement), in respect of the right of each Exchangeable Shareholder under Section 2.19 of the Exchangeable Share Provisions to exercise its retraction rights under Section 2.6 of the Exchangeable Share Provisions in respect of up to 5.01% of the number of Exchangeable Shares issued to such Exchangeable Shareholder on the Effective Date.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BIOSIG TECHNOLOGIES, INC.

By:
Name:	Anthony Amato
Title:	Chief Executive Officer

BST SUB ULC

By:
Name:	Anthony Amato
Title:	Chief Executive Officer

1540875 B.C. Ltd.

By:
Name:	Anthony Amato
Title:	Chief Executive Officer

1540873 B.C. LTD.

By:
Name:	Morgan Lekstrom
Title:	Director

EXHIBIT A

EXCHANGEABLE SHARE PROVISIONS

[See attached]

BST SUB ULC

(the “COMPANY”)

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

ATTACHED TO SHARES

Article 1

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHED TO COMMON SHARES

The Common Shares shall have attached to them the rights, privileges, restrictions and conditions set forth in this Article 1.

1.1	Voting

The holders of Common Shares are entitled to receive notice of any meeting of the shareholders of the Company and to attend and vote thereat except those meetings where only holders of a specified class or particular series of shares are entitled to vote and each holder thereof shall be entitled to one (1) vote per share in person or by proxy.

1.2	Dividends

Subject to the rights, privileges, restrictions and conditions attaching to any other shares of the Company, the holders of the Common Shares are entitled to receive any dividend declared on the Common Shares and paid by the Company.

1.3	Liquidation

Subject to the rights, privileges, restrictions and conditions attaching to any other shares of the Company, in the event of the liquidation, dissolution, or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Company.

Article 2

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHED TO exchangeable SHARES

The Exchangeable Shares shall have attached to them the rights, privileges, restrictions and conditions set forth in this Article 2.

2.1	Interpretation

(a)	Definitions. For the purposes of these Exchangeable Share Provisions:

“affiliate” means, with respect to any person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Automatic Exchange Right” has the meaning ascribed thereto in the Exchange Rights Agreement.

“BCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Board of Directors” means the board of directors of the Company.

“Broker” has the meaning ascribed thereto in Section 2.15(c).

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Vancouver, British Columbia, but does not in any event include a Saturday or Sunday or statutory holiday in Vancouver, British Columbia.

“CallCo” means 1540875 B.C. Ltd.

“Canadian Resident” means either (i) a person who, at the relevant time, is a resident of Canada for purposes of the Income Tax Act (Canada), or (ii) a partnership that is a “Canadian partnership” for purposes of the Income Tax Act (Canada).

“Change of Law” means any amendment to the Income Tax Act (Canada) and other applicable provincial income Tax Laws that permits Canadian Resident holders of the Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with the US Parent and the Company (all for purposes of the Income Tax Act (Canada) and other applicable provincial income Tax Laws), to exchange their Exchangeable Shares for US Parent Stock on a basis that will not require such holders to recognize any income, gain or loss or any actual or deemed dividend in respect of such exchange for purposes of the Income Tax Act (Canada) or applicable provincial income Tax Laws.

“Change of Law Call Date” has the meaning ascribed thereto in Section 2.9(b).

“Change of Law Call Purchase Price” has the meaning ascribed thereto in Section 2.9(a).

“Change of Law Call Right” has the meaning ascribed thereto in Section 2.9(a).

“Common Shares” means the common shares in the capital of the Company.

“Current Market Price” means, in respect of US Parent Stock, on any particular date:

(i)	if the shares of US Parent Stock are listed on a Stock Exchange on such date, the average closing price of a share of US Parent Stock on the Stock Exchange during the period of 20 consecutive trading days ending on the third trading day immediately before such date; or

(ii)	in any other case, the fair market value of such US Parent Stock on such date, as the context may require, expressed in United States Dollars, determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate.

“Definitive Agreement” means the share purchase agreement to be entered into by US Parent, CallCo, the Company and the Trustee, as trustee of the Trust, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Effective Date” means the date of the first issuance of Exchangeable Shares.

“Exchange Rights Agreement” means the exchange rights agreement to be entered into by US Parent, CallCo, the Company and the Trustee, as trustee of the Trust, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Exchangeable Share Certificate” means (i) a share certificate representing Exchangeable Shares, (ii) a notice of uncertificated shares representing a shareholder’s right to obtain a share certificate representing Exchangeable Shares, or (iii) a direct registration system advice (or similar document) evidencing the electronic registration of the ownership of Exchangeable Shares, as applicable.

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Company in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Exchangeable Share Provisions or the Support Agreement or the Exchange Rights Agreement, one share of US Parent Stock for each such Exchangeable Share multiplied by the applicable Exchangeable Share Exchange Ratio for such Exchangeable Share on the Business Day immediately preceding the date on which the Exchangeable Share Price in respect of the Exchangeable Share Consideration being delivered is calculated; plus, provided that: (A) the consideration shall be fully paid and satisfied by the delivery of US Parent Stock, such shares to be duly issued, fully paid and nonassessable; (B) such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; (C) such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom; and (D) in the case of the occurrence of a Liquidation Date, Liquidation Event (as defined in the Exchange Rights Agreement), Insolvency Event (as defined in the Exchange Rights Agreement), or US Parent Control Transaction prior to US Parent obtaining approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement), such consideration shall consist of such property such holder would have received had such holder held one share of US Parent Stock for each Exchangeable Share held multiplied by the applicable Exchangeable Share Exchange Ratio or, if such property is not ascertainable in the reasonable opinion of the Board of Directors, cash in an amount equal to the fair market value of such Exchangeable Share, determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate.

“Exchangeable Share Exchange Ratio” means, in respect of each Exchangeable Share at any time, an amount equal to 1.00000, as at the Effective Date, as cumulatively adjusted from time to time thereafter by increasing the Exchangeable Share Exchange Ratio on each date after the Effective Date on which the board of directors of US Parent pays any dividend or other distribution on the US Parent Stock for such Exchangeable Share by an amount, rounded to the nearest five decimal places, equal to:

(i)	(A) the amount of such dividend or other distribution (which, in the case of a non-cash dividend, shall equal the fair value as determined by the Board of Directors in good faith and in its sole discretion), expressed on a per applicable US Parent Stock per share basis, multiplied (B) by the Exchangeable Share Exchange Ratio for such Exchangeable Share in effect on the Business Day immediately preceding the record date set for such dividend or other distribution, divided by

(ii)	the Current Market Price on the record date set for such dividend or other distribution, and any such adjustment shall be determined by the Board of Directors in good faith and in its sole discretion and any such determination by the Board of Directors shall be conclusive and binding, provided, that if the approval by US Parent from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement) is not obtained prior to the sixth (6th) month anniversary of the Effective Date, the Exchangeable Share Exchange Ratio shall be adjusted from 1.00000 to 1.25000.

“Exchangeable Share Price” means, at any time, for each Exchangeable Share, an amount equal to the Current Market Price of one share of US Parent Stock at such time multiplied by the Exchangeable Share Exchange Ratio on the Business Day immediately preceding the date on which the Exchangeable Share Price is calculated.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions set out in this Article 2.

“Exchangeable Shares” means the Exchangeable Shares, having the rights, privileges, restrictions and conditions set forth in this Article 2.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, taxing authority, self-regulatory organization (including stock exchanges), instrumentality, department, commission, court, arbitrator (public or private), ministry, tribunal or board of any nation, government or political subdivision or delegated authority thereof, in each case, whether foreign or domestic and whether national, supranational, multinational, federal, provincial, territorial, state, regional, local or municipal.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of Law or bylaws, in each case, of a Governmental Authority.

“Liquidation Amount” has the meaning ascribed thereto in Section 2.5(a).

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 2.5(b)(i).

“Liquidation Call Right” has the meaning ascribed thereto in Section 2.5(b)(i).

“Liquidation Date” has the meaning ascribed thereto in Section 2.5(a).

“Other Withholding Agent” has the meaning ascribed thereto in Section 2.15(c).

“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 2.7(b)(i).

“Redemption Call Right” has the meaning ascribed thereto in Section 2.7(b)(i).

“Redemption Date” means the date for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by US Parent and its affiliates), which date shall be the date established by the Board of Directors following the occurrence of any of the following:

(i)	the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by US Parent and its affiliates) is less than 5% of the aggregate number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of, the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date as it may determine, upon at least 30 days’ prior written notice to the holders of the Exchangeable Shares; and

(ii)	a US Parent Control Transaction is proposed, in which case the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days prior written notice to the holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances.

“Redemption Price” has the meaning ascribed thereto in Section 2.7(a).

“Retracted Shares” has the meaning ascribed thereto in Section 2.6(a)(i).

“Retraction Call Notice” has the meaning ascribed thereto in Section 2.6(b)(ii).

“Retraction Call Right” has the meaning ascribed thereto in Section 2.6(a)(i)(C).

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 2.6(b)(i).

“Retraction Date” has the meaning ascribed thereto in Section 2.6(a)(i)(B).

“Retraction Price” has the meaning ascribed thereto in Section 2.6(a)(i).

“Retraction Request” has the meaning ascribed thereto in Section 2.6(a)(i).

“Stock Exchange” means the NASDAQ Stock Market, the New York Stock Exchange or any other stock exchange or marketplace on which the shares of US Parent Stock are listed or quoted for trading, and if such stock is listed on more than one stock exchange, the stock exchange on which the greatest volume or trading generally occurs.

“Support Agreement” means the support agreement to be entered into by US Parent, CallCo, and the Company, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Tax” means any and all national, supranational, multinational, federal, provincial, territorial, state, regional, local or municipal taxes, including income, branch, profits, capital gains, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, estimated, utility, recapture, net worth, production, sales, use, license, excise, franchise, environmental, transfer, land transfer, withholding or similar, payroll, employment, employer health, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/ unemployment insurance or compensation premiums or contributions, disability, documentary, registration, stamp, occupation, premium, alternative or add-on minimum, goods and services, harmonized sales, customs duties or other taxes, levies, premiums, excises, fees, assessments, imposts, duties, and other similar charges of any kind whatsoever imposed, assessed, charged or collected by a Governmental Authority and any installments in respect thereof, including any interest, fines, assessments, reassessments, penalties or additions to tax imposed in connection therewith or with respect thereto, and any interest in respect of such additions or penalties, and whether disputed or not.

“Tax Law” means any Law in respect of Taxes.

“Transfer Agent” means Securities Transfer Corporation or such other person as may appointed by the Board of Directors from time to time, as the registrar and transfer agent for the Exchangeable Shares, and if no such agent has been appointed means the Company.

“Trust” means the trust formed pursuant to the Exchange Rights Agreement.

“Trustee” means 1540873 B.C. Ltd., in its capacity as trustee of the Trust.

“US Parent” means BioSig Technologies, Inc., a company existing under the Laws of the State of Delaware.

“US Parent Control Transaction” shall be deemed to have occurred if any person acquires, directly or indirectly, any outstanding voting security of US Parent solely for cash consideration and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of US Parent.

“US Parent Stock” means shares of common stock of US Parent.

“Withholding Shortfall” has the meaning ascribed thereto in Section 2.15(c).

(b)	Interpretation Not Affected by Headings. The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified section of these Exchangeable Share Provisions.

(c)	Number and Gender. In these Exchangeable Share Provisions, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)	Date of Any Action. If any date on which any action is required to be taken hereunder by any person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provisions, unless stated otherwise, all cash payments provided for herein shall be made in United States dollars, provided however that if the Company is required to make any cash payment or distribution, in respect of an amount provided to the Company, or to match a payment made by, US Parent or CallCo, the Company may make such payment in the same currency as the corresponding payment was made by US Parent or CallCo, as applicable.

2.2	Ranking of Exchangeable Shares.

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs as and to the extent provided in Section 2.5. With respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the Exchangeable Shares shall be entitled to such distributions as and to the extent provided in Section 2.5.

2.3	Dividends.

(a)	Dividends. The holders of Exchangeable Shares shall not be entitled to any dividends on the Exchangeable Shares.

(b)	Economic Equivalence. The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the Board of Directors may determine), “economic equivalence” for the purposes of the Exchangeable Share Provisions and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)	each Exchangeable Share is intended to be economically equivalent to one share of US Parent Stock;

(ii)	in the case of any stock or share dividend or other distribution payable in US Parent Stock, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of US Parent Stock previously outstanding;

(iii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase US Parent Stock or securities exchangeable for or convertible into or carrying rights to acquire US Parent Stock, the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each share of US Parent Stock and the Current Market Price of a share of US Parent Stock, the price volatility of the US Parent Stock and the terms of any such instrument;

(iv)	in the case of the issuance or distribution of any other form of property including, without limitation, any shares or securities of US Parent of any class other than US Parent Stock, any rights, options or warrants other than those referred to in Section 2.3(e)(iii), any evidences of indebtedness of US Parent or any assets of US Parent, the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of US Parent Stock and the Current Market Price of such share of US Parent Stock;

(v)	in the case of any subdivision, redivision or change of the then outstanding US Parent Stock into a greater number of US Parent Stock or the reduction, combination, consolidation or change of the then outstanding US Parent Stock into a lesser number of US Parent Stock or any amalgamation, merger, arrangement, reorganization or other transaction affecting the US Parent Stock, the effect thereof upon the then outstanding Exchangeable Shares; and

(vi)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of US Parent Stock as a result of differences between taxation Laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(c)	Share Consolidation. In the case of a consolidation of shares of US Parent Stock, the Board of Directors may, in good faith and in its discretion and subject to applicable Law and to obtaining any required regulatory approvals, consolidate each issued and unissued Exchangeable Share on the same basis concurrently with, or as soon as practicable following, the consolidation of the shares of US Parent Stock (and to ensure that the Exchangeable Share Exchange Ratio does not decrease as a result of the consolidation of the shares of US Parent Stock). For greater certainty, subject to applicable Law, no approval of the holders of Exchangeable Shares to an amendment to these Articles shall be required to give effect to such consolidation.

2.4	Certain Restrictions.

So long as Exchangeable Shares are outstanding (other than held by US Parent or its affiliates), the Company shall not at any time without, but may at any time with, the approval of the holders of Exchangeable Shares given as specified in Section 2.12(b):

(a)	redeem or purchase or make any capital distribution in respect of any shares ranking junior to Exchangeable Shares with respect to distributions in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(b)	redeem or purchase or make any capital distribution in respect of any other shares of the Company ranking equally with Exchangeable Shares with respect to distributions in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

(c)	issue any Exchangeable Share, or any other shares ranking equally with, or superior to, Exchangeable Shares, other than, in each case, pursuant to a shareholders rights plan adopted by the Company; provided, however, that the restrictions in this Section 2.4 (c) shall not apply if, in connection with all dividends or other distributions declared and paid on US Parent Stock, the Exchangeable Share Exchange Ratio shall have been adjusted in accordance with these Exchangeable Share Provisions prior to or as at the date of any such event referred to in this Section 2.4(c);

(d)	prior to US Parent obtaining approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement): (i) consummate either (A) any US Parent Control Transaction or (B) any merger or consolidation of US Parent or any of its subsidiaries with or into another entity or any stock sale to, or other business combination in which the stockholders of US Parent immediately before such transaction do not hold at least a majority of the voting power of the capital stock of US Parent or such other entity immediately after such transaction; (ii) enter into any agreement with respect to any of the foregoing that is not expressly conditioned upon US Parent obtaining approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement); (iii) (A) pay a stock dividend or otherwise make a distribution or distributions on shares of US Parent Stock or any other equity or equity equivalent securities payable in shares of US Parent Stock, (B) subdivide outstanding shares of US Parent Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of US Parent Stock into a smaller number of shares, or (D) issue by reclassification of shares of US Parent Stock any shares of US Parent; or (iv) grant, issue or sell any capital stock or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of US Parent Stock whereby holders of the Exchangeable Shares were not entitled to participate based on their proportionate share (determined as if such holder had exchanged such Exchangeable Shares into US Parent Stock, without regard to any limitation on ownership).

2.5	Liquidation.

(a)	Participation Upon Liquidation

(i)	Liquidation Amount. Subject to applicable Laws and the due exercise by CallCo of the Liquidation Call Right (which shall itself be subject to the sale and purchase contemplated by the Automatic Exchange Right), in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Company in respect of each such Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to such Exchangeable Shares with respect to distributions an amount per share (the “Liquidation Amount”) equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to such holder the Exchangeable Share Consideration for such Exchangeable Shares representing the Liquidation Amount for each Exchangeable Share held by such holder.

(ii)	Payment of Liquidation Amount. In the case of a distribution pursuant to Section 2.5(a), and provided that the sale and purchase contemplated by the Automatic Exchange Right has not occurred and that the Liquidation Call Right has not been exercised by CallCo, on or promptly after the Liquidation Date, the Company shall deliver or cause to be delivered to a holder of Exchangeable Shares the Liquidation Amount for each such Exchangeable Share held by the Holder, upon presentation and surrender of the Exchangeable Share Certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and these Articles, as applicable, together with such additional documents, instruments and payments as the Transfer Agent or the Company may reasonably require, at the office of the Transfer Agent. Payment of the applicable Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of such holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration such holder is entitled to receive pursuant to Section 2.5(a). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Exchange Rights Agreement) other than the right to receive, without interest, their proportionate part of the aggregate applicable Liquidation Amount for each Exchangeable Share held by a holder, unless payment of the aggregate Liquidation Amount for such Exchangeable Share shall not be made upon presentation and surrender of Exchangeable Share Certificates and other required documents in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the applicable Liquidation Amount has been paid in the manner so provided. The Company shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited in a custodial account with, any chartered bank or trust company the applicable Liquidation Amount in respect of each Exchangeable Share represented by Exchangeable Share Certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares as of the date of such deposit shall be limited to receiving its proportionate part of the aggregate applicable Liquidation Amount for each such Exchangeable Share so deposited, without interest, plus any positive adjustment to the Exchangeable Share Exchange Ratio to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such US Parent Stock to such holder against presentation and surrender of the Exchangeable Share Certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions. Upon such payment or deposit of the Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the US Parent Stock delivered to them or the custodian on their behalf.

(iii)	No Right to Participate in Further Distributions. After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the aggregate Liquidation Amount per Exchangeable Share pursuant to this Section 2.5, such holders shall not be entitled to share in any further distribution of the assets of the Company.

(b)	Liquidation Call Right. CallCo shall have the following rights and obligations in respect of the Exchangeable Shares:

(i)	CallCo shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, pursuant to these Exchangeable Share Provisions, and subject to the purchase and sale contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is US Parent or any of its affiliates) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the applicable Exchangeable Share Price for such Exchangeable Shares (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 2.5(b)(iii). In the event of the exercise of the Liquidation Call Right by CallCo each such holder of Exchangeable Shares (other than US Parent and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to CallCo on the Liquidation Date upon payment by CallCo to such holder of the applicable Liquidation Call Purchase Price for each such Exchangeable Share held by such holder (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

(ii)	To exercise the Liquidation Call Right, CallCo must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, the Company and US Parent of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of the Company or any other voluntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least fifteen (15) Business Days before the Liquidation Date, or (ii) in the case of an involuntary liquidation, dissolution or winding-up of the Company or any other involuntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least five (5) Business Days before the Liquidation Date. The Transfer Agent will notify the holders of the Exchangeable Shares and US Parent as to whether or not CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which CallCo may exercise the Liquidation Call Right. If CallCo exercises the Liquidation Call Right, then on the Liquidation Date, CallCo will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is US Parent or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the applicable Liquidation Call Purchase Price for each such Exchangeable Share held by a holder (payable in the form of Exchangeable Share Consideration).

(iii)	Subject to Section 2.5(b)(iv), for the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price for all holders of the Exchangeable Shares (other than US Parent and its affiliates). Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than US Parent and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Exchange Rights Agreement) other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price for each Exchangeable Share held by such holder, without interest, upon presentation and surrender by the holder, or US Parent on behalf of such holder, of Exchangeable Share Certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the US Parent Stock which such holder is entitled to receive. Upon surrender to the Transfer Agent of Exchangeable Share Certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and these Articles, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of CallCo, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

(iv)	If CallCo does not notify the Transfer Agent, the Company and US Parent in accordance with Section 2.5(b)(ii) of its intention to exercise the Liquidation Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company) that CallCo exercise the Liquidation Call Right in respect of the shares covered by the notice, in which case, CallCo shall be deemed of have exercised the Liquidation Call Right and will be bound thereby.

2.6	Retraction of Exchangeable Shares.

(a)	Retraction at Option of Holder

(i)	Subject to applicable Laws and the due exercise by CallCo of the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Company to redeem (at the holder’s discretion) any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price for each such Exchangeable Share applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which price shall be satisfied in full by the Company or CallCo, as applicable, delivering or causing to be delivered to such holder the Exchangeable Share Consideration for each such Exchangeable Share representing the Retraction Price. A holder of Exchangeable Shares must give notice of such request to redeem or purchase by presenting and surrendering to the office of the Transfer Agent the Exchangeable Share Certificates representing the Exchangeable Shares that such holder desires to have the Company redeem or CallCo purchase, as applicable, together with (A) such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and these Articles, as applicable, together with such additional documents, instruments and payments as the Transfer Agent or the Company may reasonably require, and (B) a duly executed request (the “Retraction Request”) in the form of the Appendix attached hereto or in such other form as may be acceptable to the Company:

(A)	specifying that such holder desires to have all or any number specified therein of the Exchangeable Shares represented by such Exchangeable Share Certificates (the “Retracted Shares”) redeemed by the Company or purchased by CallCo, as applicable;

(B)	stating the Business Day on which the holder desires to have the Company redeem or CallCo purchase the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall not be less than 5 Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the office of the Transfer Agent (unless otherwise agreed to by such holder and the Transfer Agent, Company, and CallCo) and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 10th Business Day after the date on which the Retraction Request is received by the office of the Transfer Agent, subject to Section 2.6(a)(v); and

(C)	acknowledging the overriding right (the “Retraction Call Right”) of CallCo to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 2.6(b).

(ii)	In the case of a redemption or purchase of Exchangeable Shares pursuant to this Section 2.6(a), upon receipt by the Transfer Agent in the manner specified in Section 2.6(a)(i) of one or more Exchangeable Share Certificates representing the number of Exchangeable Shares which the holder desires to have the Company redeem or CallCo purchase, together with a duly executed Retraction Request and such additional documents and instruments specified in Section 2.6(a)(i) or that the Company or the Transfer Agent may reasonably require, and provided that (A) the Retraction Request has not been revoked by the holder of such Retracted Shares in the manner specified in Section 2.6(a)(iv), and (B) CallCo has not exercised the Retraction Call Right, the Company shall redeem or CallCo shall purchase, as applicable, the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Company or CallCo shall deliver or cause to be delivered to such holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the Retraction Request or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration for each such Retracted Share representing the applicable Retraction Price and such delivery of such Exchangeable Share Consideration by or on behalf of the Company by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the applicable Retraction Price in respect of such Retracted Shares to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any Exchangeable Share Certificate is redeemed or purchased, a new Exchangeable Share Certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company. On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the aggregate applicable Retraction Price for each Retracted Share held by a holder in respect thereof, unless payment of the aggregate Retraction Price payable to such holder shall not be made upon presentation and surrender of the Exchangeable Share Certificates and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner so provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of the Exchangeable Share Certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company shall thereafter be considered and deemed for all purposes to be a holder of the US Parent Stock delivered to such holder.

(iii)	Notwithstanding any other provision of this Section 2.6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request if and to the extent that such redemption or purchase of Retracted Shares, as applicable, would be contrary to solvency requirements or other provisions of applicable Laws. If the Company believes, after due enquiry, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that (A) CallCo has not exercised the Retraction Call Right with respect to such Retracted Shares, and (B) the holder has not required that CallCo purchase such Retracted Shares as contemplated under Section 2.6(a)(i), then the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable Laws, the Company shall redeem Retracted Shares in accordance with Section 2.6(a)(ii) on a pro rata basis in proportion to the total number of such Exchangeable Shares tendered for retraction and shall issue to each holder of Retracted Shares a new Exchangeable Share Certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to Section 2.6(a)(ii). If the Company would otherwise be obligated to redeem Retracted Shares pursuant to Section 2.6(a)(ii) but is not obligated to do so as a result of solvency requirements or other provisions of applicable Laws, the holder of any such Retracted Shares not redeemed by the Company pursuant to Section 2.6(a)(ii) as a result of solvency requirements or other provisions of applicable Laws shall be deemed, by delivery of the Retraction Request, to have instructed the Transfer Agent to require CallCo to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by CallCo to such holder of the aggregate Retraction Price in respect of such Retracted Shares, all as more specifically provided for in the Exchange Rights Agreement.

(iv)	A holder of Retracted Shares may, by notice in writing given by the holder to the Transfer Agent, before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to CallCo shall be deemed to have been revoked.

(v)	Notwithstanding any other provision of this Section 2.6(a), if the US Parent Stock is listed on a Stock Exchange on the Retraction Date, and if the:

(A)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Company to redeem any Exchangeable Shares pursuant to this Section 2.6(a) on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the Stock Exchange to the listing and trading (subject to official notice of issuance) of the US Parent Stock that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(B)	as a result of (A) above, it would not be practicable (notwithstanding the reasonable endeavours of US Parent) to obtain such approvals in time to enable all or any of such US Parent Stock to be admitted to listing and trading by the Stock Exchange (subject to official notice of issuance) when so delivered; the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second Business Day immediately following the date the approvals referred to in Section 2.6(a)(v)(A) are obtained and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Company, and references in these Exchangeable Share Provisions to such Retraction Date shall be construed accordingly.

(b)	Retraction Call Right

(i)	In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 2.6(a), and subject to the limitations set forth in Section 2.6(a)(ii), the Retraction Call Right will be available to CallCo, notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to Section 2.6(a), to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by CallCo of an amount per share equal to the Exchangeable Share Price for each such Exchangeable Share held by such holder applicable on the last Business Day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by CallCo delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price for each such Exchangeable Share held by such holder. Upon the exercise of the Retraction Call Right in respect of Retracted Shares, the holder of such Retracted Shares shall be obligated to sell all of such Retracted Shares to CallCo on the Retraction Date on payment by CallCo of the aggregate Retraction Call Right Purchase Price in respect of such Retracted Shares as set forth in this Section 2.6(b)(i).

(ii)	Upon receipt by the Transfer Agent of a Retraction Request, the Transfer Agent shall immediately notify the Company and CallCo thereof, and shall provide CallCo with a copy of the Retraction Request. In order to exercise its Retraction Call Right, CallCo must notify the Transfer Agent in writing of its determination to do so (a “Retraction Call Notice”) within three Business Days after the Transfer Agent notifies CallCo of the Retraction Request. If CallCo does not so notify the Transfer Agent within such three Business Day period, then the Transfer Agent shall notify the holder as soon as possible thereafter that CallCo will not exercise the Retraction Call Right. If CallCo delivers a Retraction Call Notice within such three Business Day period and duly exercises its Retraction Call Right in accordance with this Section 2.6(b)(ii), the obligation of the Company to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder of such Retracted Shares in the manner specified in Section 2.6(a)(iv), CallCo shall purchase from such holder and such holder shall sell to CallCo on the Retraction Date the Retracted Shares for an amount per share equal to the Retraction Call Right Purchase Price applicable for each such Retracted Share held by the holder. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Transfer Agent as provided in Section 2.6(b)(iii), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date.

(iii)	For the purpose of completing a purchase of Retracted Shares pursuant to the exercise of the Retraction Call Right, CallCo shall deliver or cause to be delivered to the holder of such Retracted Shares, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price to which such holder is entitled, and such delivery of Exchangeable Share Consideration on behalf of CallCo shall be deemed to be payment of and shall satisfy and discharge all liability for the applicable Retraction Call Right Purchase Price for each such Exchangeable Share held by the holder to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

(iv)	If CallCo does not notify the Transfer Agent in accordance with Section 2.6(b)(ii) of its intention to exercise the Retraction Call Right in the manner and timing described therein, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Transfer Agent) that CallCo exercise the Retraction Call Right in respect of the shares covered by the notice.

(v)	On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including, without limitation, any rights under the Exchange Rights Agreement), other than the right to receive the aggregate applicable Retraction Call Right Purchase Price for each Retracted Share held by the holder, unless payment of the aggregate Retraction Call Right Purchase Price payable to such holder shall not be made upon presentation and surrender of Exchangeable Share Certificates and other required documents in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Right Purchase Price has been paid in the manner so provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of Exchangeable Share Certificates and payment of such aggregate Retraction Call Right Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by CallCo shall thereafter be considered and deemed for all purposes to be a holder of the US Parent Stock delivered to such holder.

2.7	Redemption of Exchangeable Shares.

(a)	Redemption by the Company

(i)	Redemption Amount. Subject to applicable Laws and the due exercise by CallCo of the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by US Parent and its affiliates) for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price for each such Exchangeable Share on the last Business Day prior to the Redemption Date, which price shall be satisfied in full by the Company delivering or causing to be delivered to each holder of Exchangeable Shares the applicable Exchangeable Share Consideration for each such Exchangeable Share held by such holder.

(ii)	Notice of Redemption. In the case of a redemption of Exchangeable Shares pursuant to Section 2.7(a), the Company shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with a US Parent Control Transaction), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by CallCo under the Redemption Call Right of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a US Parent Control Transaction, the written notice of the redemption by the Company or the purchase by CallCo of the Exchangeable Shares under the Redemption Call Right will be sent on or before the Redemption Date, on as many days’ prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the applicable Redemption Price or the applicable Redemption Call Purchase Price, as the case may be, for each Exchangeable Share, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(iii)	Payment of Redemption Price. On or promptly after the Redemption Date, and provided that the Redemption Call Right has not been exercised by CallCo, the Company shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender of the Exchangeable Share Certificate representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and these Articles, as applicable, together with such additional documents, instruments and payments as the Transfer Agent or the Company may reasonably require, at the office of the Transfer Agent. Payment of the Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Company for the Exchangeable Shares or by holding for pick-up by such holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares, the Exchangeable Share Consideration representing the Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Exchange Rights Agreement) other than the right to receive, without interest, their proportionate part of the aggregate Redemption Price for each Exchangeable Share held by a holder, unless payment of the aggregate Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of Exchangeable Share Certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner so provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as provided to deposit or cause to be deposited the aggregate applicable Redemption Price (in the form of Exchangeable Share Consideration) of each such Exchangeable Share so called for redemption, or of such of the said Exchangeable Shares represented by Exchangeable Share Certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest earned on such deposit shall belong to the Company. Provided that such aggregate Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares in respect of which such deposit shall have been made shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving, without interest, their proportionate part of the aggregate Redemption Price for each Exchangeable Share so deposited, against presentation and surrender of the Exchangeable Share Certificates for the Exchangeable Shares held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the US Parent Stock delivered to them or the custodian on their behalf.

(b)	Redemption Call Right. CallCo shall have the following rights and obligations in respect of the Exchangeable Shares:

(i)	Notwithstanding the proposed redemption of the Exchangeable Shares by the Company pursuant to these Exchangeable Share Provisions, CallCo shall have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is US Parent or any of its affiliates) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the applicable Exchangeable Share Price for each Exchangeable Share held by such holder (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 2.7(b)(iii). In the event of the exercise of the Redemption Call Right by CallCo, each such holder of Exchangeable Shares (other than US Parent and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to CallCo on the Redemption Date upon payment by CallCo to such holder of the applicable Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to redeem, or to pay the redemption price otherwise payable by the Company in respect of the Exchangeable Shares so purchased.

(ii)	To exercise the Redemption Call Right, CallCo must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, the Company and US Parent of its intention to exercise such right (i) in the case of a redemption occurring in connection with a US Parent Control Transaction, on or before the Redemption Date, and (ii) in any other case, at least fifteen (15) Business Days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares and US Parent as to whether or not CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which CallCo may exercise the Redemption Call Right. If CallCo exercises the Redemption Call Right, CallCo will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is US Parent or any of its affiliates) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the applicable Redemption Call Purchase Price for each Exchangeable Share held by such holder (payable in the form of Exchangeable Share Consideration).

(iii)	Subject to Section 2.7(b)(iv), for the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price for all holders of the Exchangeable Shares (other than US Parent and its affiliates). Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than US Parent and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Exchange Rights Agreement) other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of Exchangeable Share Certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the US Parent Stock which such holder is entitled to receive. Upon surrender to the Transfer Agent of Exchangeable Share Certificates representing the Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and these Articles, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

(iv)	If CallCo does not notify the Transfer Agent, the Company and US Parent in accordance with Section 2.7(b)(ii) of its intention to exercise the Redemption Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company) that CallCo exercise the Redemption Call Right in respect of the shares covered by the notice, in which case, CallCo shall be deemed of have exercised the Redemption Call Right and will be bound thereby.

2.8	Purchase by Private Agreement.

Subject to applicable Laws and the articles of the Company, and notwithstanding Section 2.7(a)(ii), the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

2.9	Change of Law Call Right.

CallCo shall have the following rights and obligations in respect of the Exchangeable Shares:

(a)	CallCo shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is US Parent or any of its affiliates) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by CallCo to each such holder of the applicable Exchangeable Share Price for each Exchangeable Share held by such holder (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 2.9(b). In the event of the exercise of the Change of Law Call Right by CallCo each such holder of Exchangeable Shares (other than US Parent and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to CallCo on the Change of Law Call Date upon payment by CallCo to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share.

(b)	To exercise the Change of Law Call Right, CallCo must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, the Company and US Parent of its intention to exercise such right at least fifteen (15) Business Days before the date (the “Change of Law Call Date”) on which CallCo shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right. The Transfer Agent will notify the holders of the Exchangeable Shares and US Parent as to CallCo exercising the Change of Law Call Right forthwith after receiving notice of such exercise from CallCo. If CallCo exercises the Change of Law Call Right, then on the Change if Law Call Date, CallCo will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is US Parent or any of its affiliates) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)	Subject to Section 2.9(d), for the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, CallCo shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the aggregate applicable Change of Law Call Purchase Price for each Exchangeable Share for all holders of Exchangeable Shares (other than US Parent and its affiliates). Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than US Parent and its affiliates) shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof (including, without limitation, any rights under the Exchange Rights Agreement) other than the right to receive their proportionate part of the aggregate Change of Law Call Purchase Price for each Exchangeable Share held by a holder, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares without interest, upon presentation and surrender by the holder, or US Parent on behalf of such holder, of Exchangeable Share Certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of the US Parent Stock which such holder is entitled to receive. Upon surrender to the Transfer Agent of Exchangeable Share Certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the BCA and these Articles, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.

(d)	If CallCo does not notify the Transfer Agent, the Company and US Parent in accordance with Section 2.9(b) of its intention to exercise the Change of Law Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company) that CallCo exercise the Change of Law Call Right in respect of the shares covered by the notice, in which case, CallCo shall be deemed of have exercised the Change of Law Call Right and will be bound thereby.

2.10	Voting Rights.

Except as required by applicable Laws and by Section 2.12, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not be entitled to class votes except as required by applicable Law.

2.11	Specified Amount.

The “specified amount” for the purposes of subsection 191(4) of the Income Tax Act (Canada) in respect of each Exchangeable Share shall be the amount specified by a director or officer of the Company in a resolution that is entered into in connection with the issuance of the Exchangeable Shares of the Company (expressed as a dollar amount).

2.12	Amendment and Approval.

(a)	Amendment. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as specified below.

(b)	Approval. Subject to applicable Laws, any matter requiring the approval or consent of the holders of the Exchangeable Shares as expressly provided under these Exchangeable Share Provisions shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable Laws, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided, however, that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

2.13	Reciprocal Changes in Respect of US Parent Stock.

(a)	Acknowledgement in Respect of Issuances or Distributions. The Company and each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that US Parent will not, except as provided in the Support Agreement, without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 2.12(b):

(i)	issue or distribute US Parent Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Stock) to the holders of all or substantially all of the then outstanding US Parent Stock by way of stock or share dividend or other distribution, other than an issue of US Parent Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Stock) to holders of US Parent Stock who exercise an option to receive dividends in US Parent Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Stock) in lieu of receiving cash dividends, or pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding US Parent Stock entitling them to subscribe for or to purchase US Parent Stock (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Stock); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding US Parent Stock:

(A)	shares or securities of US Parent of any class other than existing classes of US Parent Stock (or securities convertible into or exchangeable for or carrying rights to acquire US Parent Stock);

(B)	rights, options or warrants other than those referred to in Section 2.13(a)(ii) above;

(C)	evidence of indebtedness of US Parent; or

(D)	assets of US Parent;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares.

(b)	Acknowledgement in Respect of Corporate Changes. Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that for so long as any Exchangeable Shares not owned by US Parent or its affiliates are outstanding, US Parent will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 2.12(b):

(i)	subdivide, redivide or change the then outstanding US Parent Stock into a greater number of US Parent Stock;

(ii)	reduce, combine, consolidate or change the then outstanding US Parent Stock into a lesser number of US Parent Stock; or

(iii)	reclassify or otherwise change the US Parent Stock or effect an amalgamation, merger, reorganization or other transaction affecting the US Parent Stock;

unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares. The Support Agreement further provides, in part, that the above noted provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 2.12(b). Accordingly, and notwithstanding any provision to the contrary contained elsewhere in these Articles, the Company may, by way of a resolution of the Board of Directors (i) subdivide, redivide or change the then outstanding Exchangeable Shares into a greater number of Exchangeable Shares, or (ii) reduce, combine, consolidate or change the then outstanding Exchangeable Shares into a lesser number of Exchangeable Shares, to give effect to an economically equivalent change in the rights of the holders of the Exchangeable Shares to any similar change made to the US Parent Stock under Sections 2.13(b)(i) or 2.13(b)(ii) respectively, as applicable.

(c)	Successorship Transaction. Notwithstanding the foregoing provisions of this Section 2.13, in the event:

(i)	in which US Parent merges or amalgamates with, or in which all or substantially all of the then outstanding US Parent Stock are acquired by one or more other corporations to which US Parent is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of such term in Section 2.1(a); and

(iii)	in which all or substantially all of the then outstanding US Parent Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Company”) that, immediately after such event, owns or controls, directly or indirectly, US Parent, then all references herein to “US Parent” shall thereafter be and be deemed to be references to “Other Company” and all references herein to “US Parent Stock” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption, retraction or purchase of shares pursuant to these Exchangeable Share Provisions, the Support Agreement and the Exchange Rights Agreement (as applicable) immediately subsequent to the event, being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption, retraction or purchase of such shares pursuant to these Exchangeable Share Provisions, the Support Agreement and the Exchange Rights Agreement (as applicable), had occurred immediately prior to the event and the event was completed), but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

2.14	Actions by the Company under Support Agreement and the Exchange Rights Agreement

(a)	Actions by the Company. The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by US Parent, CallCo and the Company with all provisions of the Support Agreement and the Exchange Rights Agreement applicable to US Parent, CallCo and the Company, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreements.

(b)	Changes to Support Agreement or Exchange Rights Agreement. The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement or the Exchange Rights Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 2.12(b) other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(i)	adding to the covenants of any or all of the other parties to the Support Agreement or the Exchange Rights Agreement if the board of directors of each of US Parent, CallCo and the Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(ii)	evidencing the succession of successors to US Parent either by operation of Law or agreement to the liabilities and covenants of US Parent under the Support Agreement (“US Parent Successors”) and the covenants of and obligations assumed by each such US Parent Successor in accordance with the provisions of Article 3 of the Support Agreement;

(iii)	making such amendments or modifications not inconsistent with the Support Agreement and the Exchange Rights Agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of each of US Parent, CallCo and the Company, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(iv)	making such changes in or corrections to the Support Agreement and the Exchange Rights Agreement which, on the advice of counsel to US Parent, CallCo and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the board of directors of each of US Parent, CallCo and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

2.15	Legend; Call Rights; Withholding Rights.

(a)	Legend. The Exchangeable Share Certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors with respect to the Support Agreement, including provisions relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, the Exchange Rights Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(b)	Call Rights. Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right and the Retraction Call Right, in each case, in favour of CallCo, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of CallCo as provided herein and in the Support Agreement.

(c)	Withholding Rights. Each of US Parent, the Company, CallCo, the Transfer Agent and any other person that has any withholding obligation with respect to any amount paid, deemed paid or otherwise deliverable to any holder of Exchangeable Shares (any such person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct US Parent, the Company, CallCo, the Transfer Agent, or any Other Withholding Agent to deduct and withhold on their behalf, from any amount or consideration paid, deemed paid or otherwise deliverable to any holder of Exchangeable Shares such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the Income Tax Act (Canada) or United States Tax Laws or any provision of federal, provincial, territorial, state, local, foreign or other Tax Law, in each case, as amended or succeeded. US Parent, the Company, CallCo, the Transfer Agent, or any Other Withholding Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares to whom such amounts would otherwise have been paid or deemed paid and such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Authority as required by applicable Law. To the extent that the amount so required to be deducted or withheld from any payment or deemed payment to a holder exceeds the cash portion of the amount or consideration otherwise payable to the holder (such difference, a “Withholding Shortfall”), US Parent, the Company, CallCo, the Transfer Agent, and any Other Withholding Agent are hereby authorized to (A) (i) sell or otherwise dispose of, or direct US Parent, the Company, CallCo, the Transfer Agent or any Other Withholding Agent to sell or otherwise dispose of, on their own account or through a broker (the “Broker”) and on behalf of the relevant holder or (ii) require such holder to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to US Parent, the Company, CallCo, the Transfer Agent or any Other Withholding Agent, as appropriate (and, in the absence of such irrevocable direction, the holder shall be deemed to have provided such irrevocable direction), such portion of the amount or consideration as is necessary to provide sufficient funds (after deducting commissions payable to the Broker and other costs and expenses) to US Parent, the Company, CallCo, the Transfer Agent or any Other Withholding Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and US Parent, the Company, CallCo, the Transfer Agent or any Other Withholding Agent, as the case may be, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale or (B) require such holder to deliver a Retraction Request for a number of Exchangeable Shares that would entitle such holder to net proceeds greater than or equal to the Withholding Shortfall and withhold the Withholding Shortfall from such net proceeds and remit to such holder any unapplied balance of the net proceeds. Each of US Parent, CallCo, the Company, the Transfer Agent, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any withholding obligation; however, none of US Parent, the Company, CallCo, the Transfer Agent, the Broker or any Other Withholding Agent, as applicable, will be liable for any loss arising out of any sale or other disposal of such consideration, including any loss relating to the manner or timing of such sale or other disposal, the prices at which the consideration is sold or otherwise disposed of or otherwise.

2.16	Notices.

(a)	Notices. Subject to applicable Laws, and except as otherwise provided herein, any notice, request or other communication to be given to the Company or the Transfer Agent by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by (i) first class mail (postage prepaid) or personal delivery or delivery by courier to the registered office of the Company or Transfer Agent, as applicable, and in each case, addressed to the attention of the Secretary of the Company, or (ii) email to such email address of the Company or Transfer Agent, as applicable, as has been approved for this purpose by the Company or Transfer Agent, as applicable. Any such notice, request or other communication, if given by mail or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company or the Transfer Agent, as applicable.

(b)	Exchangeable Share Certificates. Any presentation and surrender by a holder, or the US Parent on behalf of the holder, of Exchangeable Shares to the Company or the Transfer Agent of Exchangeable Share Certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction. redemption or purchase of Exchangeable Shares shall, in the case of a share certificate representing Exchangeable Shares be made by first class mail (postage prepaid) or by personal delivery or delivery by to the Transfer Agent, and in the case of a direct registration system advice (or similar document) evidencing the electronic registration of the ownership of Exchangeable Shares shall be made electronically in accordance with the provisions of a such direct registration system or electronic entry or position maintained by the Transfer Agent, in each case, addressed to the attention of the Secretary of the Company. Any such presentation and surrender of Exchangeable Share Certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Transfer Agent. Any such presentation and surrender of Exchangeable Share Certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(c)	Notice to Shareholders.

(i)	Subject to applicable Laws, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by first class mail (postage prepaid), by personal delivery, delivery by courier to the address of the holder recorded in the register of shareholders of the Company, or by email (at such email address as may be stipulated from time to time by the holder of Exchangeable Shares for such notice) or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

(ii)	In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Company shall make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada are not open for the deposit of mail, any notice which the Company or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares it is published once in the national edition of The Globe and Mail and in a daily newspaper of general circulation in the French language in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

(iii)	Notwithstanding any other provisions of these Exchangeable Share Provisions, notices, other communications and deliveries need not be mailed if the Company determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including Exchangeable Share Certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 2.16(c). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

2.17	Disclosure of Interests in Exchangeable Shares.

The Company shall be entitled to require any holder of an Exchangeable Share or any person whom the Company knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to (a) confirm that fact, or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of the Company) under section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids or as would be required under the constating documents of US Parent or any Laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were US Parent Stock.

2.18	Fractional Shares.

A holder of an Exchangeable Share shall not be entitled to any fraction of a share of US Parent Stock upon the exchange, redemption or purchase of such holder’s Exchangeable Share pursuant to Sections 2.5, 2.6 and 2.7 or otherwise, and no Exchangeable Share Certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest shall be entitled to receive for such fractional interest from the Company, US Parent or CallCo, as the case may be, a cash payment equal to such fractional interest multiplied by the Current Market Price as part of the Exchangeable Share Consideration.

2.19	Restriction on Right to Receive US Parent Stock Until Approval of Parent Stockholder Matters

Notwithstanding any other provision in these Exchangeable Share Provisions, the Exchange Rights Agreement, or the Support Agreement, no Exchangeable Shareholder shall have any right to receive US Parent Stock until US Parent has obtained approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement), except that, prior to US Parent obtaining approval from its stockholders of the Parent Stockholder Matters (as defined in the Definitive Agreement), each Exchangeable Shareholder may exercise its retraction rights under Section 2.6 in respect of up to 5.01% of the number of Exchangeable Shares issued to such Exchangeable Shareholder on the Effective Date.

APPENDIX

RETRACTION REQUEST

TO:	BST SUB ULC (the “Company”)

COPY TO:	BIOSIG TECHNOLOGIES, INC. (“US Parent”)

COPY TO:	1540875 B.C. Ltd. (“CallCo”)

Notice is given pursuant to Section 2.6 of the special rights or restrictions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of the Company and all capitalized words and expressions used in this Retraction Request that are defined in the Exchangeable Share Provisions have the meanings ascribed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies the Company that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Company redeem in accordance with Section 2.6 of the Exchangeable Share Provisions the Exchangeable Shares set forth on Schedule A hereto (the “Deposited Shares”).

The undersigned hereby notifies the Company that the Retraction Date shall be _______________.

NOTE: The Retraction Date must be a Business Day and must not be less than 5 Business Days nor more than 10 Business Days after the date upon which this Retraction Request is received by the Company. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 10th Business Day after the date on which this Retraction Request is received by the Company.

The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all but not less than all the Retracted Shares from the undersigned and that this Retraction Request is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to CallCo in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 2.6(b) of the Exchangeable Share Provisions. If CallCo does not exercise the Retraction Call Right, the Company will cause the undersigned to be notified of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to CallCo, may be revoked and withdrawn by the undersigned only by notice in writing given to the Transfer Agent at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable Law, the Company is unable to redeem all Retracted Shares, and provided that CallCo has not exercised the Retraction Call Right with respect to the Retracted Shares, and that the undersigned has not exercised its right to demand CallCo to exercise its Retraction Call Right under Section 2.6(b)(iv) of the Company’s Articles, then the Retracted Shares will be automatically exchanged pursuant to the Exchange Rights Agreement so as to require US Parent to purchase the unredeemed Retracted Shares (subject to US Parent’s option of delegating such obligation to CallCo).

The undersigned hereby represents and warrants to CallCo and the Company that the undersigned: (select one)

☐	is

☐	is not

a resident of Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT OF CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to CallCo and the Company that the undersigned has good title to, and owns, the share(s) represented by this Exchangeable Share Certificate to be acquired by CallCo or the Company, as the case may be, free and clear of all liens, claims and encumbrances, other than those imposed under any Exchangeable Share Pledge executed by the undersigned.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐	Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such Exchangeable Share Certificate and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

Note: This panel must be completed and this Retraction Request, together with the Exchangeable Share Certificates and such additional documents and payments (including, without limitation, any applicable stamp taxes) as the Transfer Agent or the Company may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Company and the securities (or evidence of the electronic registration thereof) and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s)

Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

Note: If this Retraction Request is for less than all of the shares represented by the Deposited Shares, an Exchangeable Share Certificate representing the remaining share(s) of the Company represented by this Exchangeable Share Certificate will be issued and registered in the name of the shareholder as it appears on the register of the Company, unless the Share Transfer Power on the Exchangeable Share Certificate is duly completed in respect of such share(s). If such Deposited Shares were held by US Parent pursuant to the Exchangeable Share Pledge, the certificates for the balance of such shares will be delivered to US Parent.